EXHIBIT 10.39
LEASE AGREEMENT
between
CB PARKWAY BUSINESS CENTER V, LTD.,
a Texas limited partnership
as Landlord
and
REALPAGE, INC., a Texas corporation
as Tenant

BASIC LEASE INFORMATION

Lease Date:	July 23, 1999

Tenant:	RealPage, Inc., a Texas corporation

Tenant’s Address:	4000 International Parkway, Suite 1000 Carrollton, Texas 75007

Tenant’s Contact:	Stephen T. Winn Telephone: 972-250-8202

Landlord:	CB Parkway Business Center V, LTD., a Texas limited partnership

Landlord’s Address:	2200 Ross Avenue, Suite 4800 West Dallas, Texas 75201

Landlord’s Contact:	Becky Rowland Telephone: (214) 754-1751

Premises:	Suite No. 1000, in the office building (the “Building”) located or to be located on the land described as International Business Park (the “Park”) located in the cities of Plano and Carrollton, Collin and Denton Counties, Texas (as delineated on the masterplan attached to the Lease as Exhibit A-1), and whose street address is 4000 International Parkway, Carrollton, Texas 75007, as particularly described in Exhibit A-2 (the “Land”). The Building, Land and those rights which will be evidenced by a Reciprocal Easement and Maintenance Agreement in the form attached as Exhibit F-1, together comprise the “Project”. The Premises are outlined on the plan attached to the Lease as Exhibit A and shall contain approximately 98,223 square feet of rentable area (“Rentable Square Feet” or singularly “Rentable Square Foot”). The Building contains approximately 154,298 of total square feet of rentable area (“Total Rentable Square Feet” or singularly “Total Rentable Square Foot”). As soon as reasonably practicable after the work described in Exhibit D has been Substantially Completed, the rentable area shall be calculated and confirmed by Landlord’s architect utilizing the American National Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 — 1996, as adopted by the Building Owners and Managers Association International (“BOMA”) and the actual Rentable Square Feet, Total Rentable Square Feet and Tenant’s Proportionate Share shall be adjusted as necessary based upon such calculations. Landlord will provide Tenant a copy of all measurements of the Premises, and the calculations by Landlord’s architect promptly after they are prepared. In the event of any adjustment to Rentable Square Feet, Total Rentable Square Feet or Tenant’s Proportionate Share, Landlord and Tenant shall execute an amendment to the Lease confirming the adjusted Rentable Square Feet, Total Rentable Square Feet and Tenant’s Proportionate Share.

Term:	Commencing September 1, 1999 (the “Commencement Date”), and ending at 11:59 p.m. August 31, 2009, subject to earlier termination and extension as provided in the Lease.

Basic Rental

	Annual Rate
	per Rentable	Chargeable	Basic Monthly
Months	Square Foot	Square Feet	Rental
1	$16.50	50,000	$68,750.00
2 — 7	$16.50	70,000	$96,250.00
8 — 24	$16.50	98,223	$135,056.63
25 — 60	$21.00	98,223	$171,890.25
61 — 120	$24.00	98,223	$196,446.00

Security Deposit:	$96,250.00 due upon execution of the Lease as referenced in Section 5 of the Lease

Rent:	“Rent” is defined as Basic Rental, Tenant’s share of Electrical Costs, Excess (if any), and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:	General office use.

Tenant’s Proportionate Share:	“Tenant’s Proportionate Share” is 45.36676% (which is the percentage obtained by dividing the Rentable Square Feet by the Total Rentable Square Feet). Tenant’s Proportionate Share is subject to adjustment upon confirmation of the Rentable Square Feet and Total Rentable Square Feet as provided above. Tenant’s Proportionate Share shall increase to 63.65799% upon the eighth month of the Term.

Construction Allowances:	$25.00 per Rentable Square Foot within the Premises.

Comparable Buildings:	As used herein or in the Lease, the term “Comparable Buildings” shall mean those low-rise garden style, multi-tenant, commercial office buildings completed on or after January 1, 1997, which are comparable to the Building in size, design, quality, use, and tenant mix, and which are located in the same market area (i.e., Plano area North of Frankford, East of 1-35E, West of Preston Road and South

of State Hwy. 121).

Guaranty:	Stephen T. Winn shall execute and deliver to Landlord, contemporaneously with the execution of this Lease, the Guaranty attached hereto as Exhibit K.
     The foregoing Basic Lease Information is incorporated into and made a part of the attached lease agreement dated July 23, 1999, by and between the Landlord and Tenant identified below (the “Lease”). If any direct conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD: CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership

By: 15BCO, Inc., a Texas corporation, its general partner

By:	/s/ Barbara A. Erhart

Name:	Barbara A. Erhart
Title:	Vice President

TENANT: REALPAGE, INC., a Texas corporation

By:	/s/ Stephen T. Winn

Name:	Stephen T. Winn
Title:	Chairman of the Board

     THIS LEASE AGREEMENT is entered into as of July 23, 1999 by and between CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership (“Landlord”), and RealPage, Inc., a Texas corporation (“Tenant”).

DEFINITIONS AND BASIC PROVISIONS	1. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. To the extent of any direct conflict between the Basic Lease Information and any provision contained in this Lease, this Lease shall control.

LEASE GRANT	2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

TERM	3. The Term shall commence September 1, 1999, subject to adjustment as provided in Exhibit D, and end at 11:59 p.m. one hundred twenty (120) months after the Commencement Date as so adjusted, subject to renewal options as provided in Exhibit E. The targeted date for Substantial Completion (“Target Completion Date”) is now October 15, 1999. Landlord shall deliver possession of the entire Premises to Tenant upon Substantial Completion of the Initial Improvements. Landlord shall provide Tenant access to the Premises prior to Substantial Completion for the purpose of installing Tenant’s communication and data cables, furniture and other equipment, and otherwise preparing for Tenant’s occupancy of the Premises. Tenant shall not interfere with Landlord’s contractor in its performance of the Work described in Exhibit D and shall obtain any and all governmental permits and approvals as required prior to such installation. Tenant’s access to the Premises prior to Substantial Completion shall be subject to the terms and conditions in this Lease other than the payment of Rent. The Basic Monthly Rental shall be as specified in the Basic Lease Information regardless of the amount of Rentable Square Feet occupied and used by Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to Landlord’s completion of any work required by Exhibit D hereto or related punch list items. Tenant shall execute and deliver to Landlord, within ten (10) days after Landlord has requested same, a letter confirming (1) the Commencement Date, (2) that Tenant has occupied the Premises, and (3) if true, that as of the date of such letter Landlord has performed all of its obligations with respect to the Premises that are due to be performed through such date.

RENT	4. (a) Payment. Tenant shall timely pay to Landlord the

Rent without deduction or set off (except as otherwise expressly provided herein), at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental, adjusted as herein provided, shall be payable monthly in advance. The first full monthly installment of Basic Rental shall be payable contemporaneously with the execution of this Lease; thereafter, monthly installments of Basic Rental shall be due on the first day of each succeeding calendar month during the Term. Basic Rental for any partial month at the beginning or end of the Term shall be prorated based upon the number of days within the Term during the partial month multiplied by 1/365 of the then current annual Basic Rental and shall be due on or before the Commencement Date, or first day of the last calendar month of the Term, as applicable.

(b) Electrical Costs. Tenant shall pay to Landlord an amount equal to the product of (1) the cost of all electricity used by the Project (“Electrical Costs”), multiplied by (2) Tenant’s Proportionate Share. Such amount shall be payable monthly based on Landlord’s reasonable estimate of the amount due for each month, and shall be due on the Commencement Date and on the first day of each calendar month thereafter.

(c) Annual Electrical Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Electrical Costs (the “Annual Electrical Cost Statement”) for the previous year adjusted as provided in Section 4.(d), which shall include a reconciliation of the actual amount Tenant owes for its share of Electrical Costs against the estimated amount collected from Tenant. If such reconciliation shows that Tenant paid more than owed, then Landlord shall reimburse Tenant by check or cash for such excess within thirty (30) days after delivery of the Annual Electrical Cost Statement; conversely, if Tenant paid less than it owed, then Tenant shall pay Landlord such deficiency within thirty (30) days after delivery of the Annual Electrical Cost Statement.

(d) Adjustments to Electrical Costs. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Electrical Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof .

(e) Delinquent Payment. Subject to the one-time

exception provided below, if any payment required by Tenant under this Lease is not paid when due, Landlord may charge Tenant a fee equal to 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. Said late charge shall be waived one time during any consecutive twelve (12) month period (i.e., upon waiver of a late charge, it shall not again be waived until at least twelve (12) months has passed since the late charge was waived) provided full payment is received by Landlord within ten (10) business days of notice as provided within 15(a) written below. In no event shall the charges permitted under this Section 4.(e) or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

(f) Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within ten (10) days of demand, that part of such taxes for which Tenant is primarily liable.

(g) Excess. Tenant shall pay the Excess in the Basic Cost over the Expense Stop as such terms are defined in Exhibit C.

SECURITY DEPOSIT	5. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord, in immediately available funds, the Security Deposit, which shall be held by Landlord without liability for interest and as security for performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (defined below). Landlord may, from time to time, upon written notice to Tenant and without prejudice to any other remedy, use, all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Within thirty (30) days after the expiration of the Term, as may have been extended, provided Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations. If Landlord transfers its interest in the Premises, then Landlord shall assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit to Tenant.

LANDLORD’S OBLIGATIONS	6. (a) Services; Maintenance. Landlord shall furnish to Tenant (1) potable water (hot and cold) at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning from 7 a.m. to 7 p.m. Monday through Friday and 7 a.m. to 1 p.m. on Saturday (except for New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and the Friday following Thanksgiving Day and Christmas Day [which days shall be collectively referred to herein as “Holidays”]) sufficient to maintain temperatures during these hours as follows: (a) in the winter a minimum of 70 degrees Fahrenheit dry bulb when the outside temperatures is not less than 10 degrees Fahrenheit dry bulb and (b) in the summer a maximum of 78 degrees Fahrenheit dry bulb when the outside temperature is not more than 100 degrees Fahrenheit dry bulb, in each case for those portions of the Premises in which temperature is not affected by computer and other heat generating equipment (other than desk top laser printers, personal computers and other machines of similar low electrical consumption except in areas where more than two (2) such machines operate per employee desk); (3) janitorial service to the Premises on weekdays other than Holidays (Landlord reserves the right to bill Tenant separately for extra janitorial service required for any special improvements installed by or at the request of Tenant) and such window washing as may from time to time in Landlord’s judgment be reasonably required, such janitorial services to be generally in accordance with those services described on Exhibit G; (4) non-exclusive elevator for ingress and egress to the floors on which the Premises are located; (5) replacement of Building-standard light bulbs and fluorescent tubes, provided that Landlord’s standard charge for such bulbs and tubes shall be paid by Tenant; and (6) electrical current (subject to Tenant’s obligation to pay its share of Electrical Costs as provided herein). If Tenant desires heat and air conditioning at any time other than times herein designated, such services shall be supplied to Tenant upon reasonable advance notice and Tenant shall pay to Landlord $20.00 per hour per floor (minimum two hours) for each additional hour (prorated and rounded up to the nearest quarter hour) such services are provided, such amount being payable within ten (10) days of receipt of an invoice therefor. Landlord’s obligation to furnish services under this Section shall be subject to the rules, regulations and other conditions or requirements of the supplier of such services and any applicable governmental entity or agency.

(b) Maintenance. Landlord shall maintain all Shell Construction (as defined on Exhibit D-1 to the Lease) items, Building Systems (defined below), and Building common areas including all parking areas and landscaping, in good order and condition as customary for Comparable Buildings. “Building Systems” shall include all electrical, plumbing, and air conditioning systems within the Building which either were included in the Shell Construction or which were installed by Tenant pursuant to this Lease and which meet the following requirements: (i) properly approved by Landlord; (ii) installed in conformance with all plans and specifications as approved by Landlord; (iii) Tenant shall have informed Landlord in writing of the name, address, phone number and contact person of the contractor responsible for the installation of such system; (iv) Tenant shall have assigned in writing all contractor’s and manufacturer’s warranties received by Tenant in connection with such system; and (v) in connection with Tenant’s contracting for the installation thereof, Landlord shall have been expressly named as a third party beneficiary to, and shall have been provided copies of, such contract and any related warranties. Notwithstanding the foregoing, Building Systems shall not include any improvements made to or within the Premises which differ from the base building systems; are otherwise specialized to Tenant’s use and occupancy of the Premises and not customary for office tenants in Comparable Buildings, and the supplemental HVAC units installed pursuant to Section 23(s). Any such improvement shall be maintained and repaired by Tenant, at its sole cost and expense, with contractors and subcontractors approved by Landlord in writing and otherwise in accordance with the provisions of Subsections 7(b) and 7(d) below. Landlord agrees to provide services and to maintain the Building in a manner consistent with the services and maintenance provided to office tenants in Comparable Buildings; provided, however, all costs and expenses associated with the maintenance, repair and/or replacement of any item, element or component of Building Systems which was installed by or at the request of Tenant (except as approved above) shall be borne solely by Tenant, and Tenant agrees to reimburse Landlord for all such costs and expenses within fifteen (15) days after receipt of an invoice therefor.

(c) Excess Electrical Use. Landlord shall use reasonable efforts to furnish electrical current for computers, electronic data processing equipment, special lighting, or other equipment that requires more than 120 volts, or other equipment whose electrical energy consumption exceeds normal office usage, through any existing feeders and risers serving the Building and the Premises. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 120 volts or otherwise exceeding Building capacity unless approved in advance by Landlord, which approval will not be unreasonably delayed, withheld or conditioned. To the extent Tenant’s use of such items, as reasonably determined by Landlord and Tenant’s representative, exceeds the normal and customary electrical use and consumption of any other tenants or occupants within the Building, Landlord may reasonably allocate to and charge Tenant, in addition to Tenant’s Proportionate Share of Electrical Costs, for such additional electrical use and consumption on any fair and equitable basis and may require that separate metering or sub-metering be installed, at Tenant’s expense, for such purpose. In a like fashion, Landlord shall allocate to and charge other tenants of the Building for their respective excess electrical use. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s request, be installed by Landlord (unless otherwise agreed by Landlord) at Tenant’s expense, if, in Landlord’s sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or unreasonably interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other thin general office machines, excluding computers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, after thirty (30) days written notice to Tenant, during which time Tenant shall have the opportunity to cease such overload activities or agree to provide the supplement necessary, and if Tenant fails to do either then, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor. Supplemental Equipment (as defined in section 23(s)) shall be separately metered and the electrical cost associated therewith borne solely by Tenant. At the time of Tenant’s submission of plans and specifications for Landlord’s approval pursuant to Section 7 herein and/or Exhibit D to this Lease, Landlord and Tenant shall cooperate in good faith to identify any fixtures, equipment and/or appliances to be installed or placed in the Premises which fixtures, equipment or appliances would exceed the normal and customary electrical use and consumption of typical office tenants in Comparable Buildings, would affect the temperature otherwise maintained by the air conditioning system, or would require electric capacity in excess of any planned or existing feeders, risers, or wiring to the Premises. If it is determined such fixtures, equipment or appliances exceed normal office usage, then Tenant shall at its cost and at Landlord’s request, provide reports detailing such excess use and or install separate meters as reasonably required.

(d) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of all or a portion of the Premises for more than five (5) consecutive business days because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefor, be entitled to abatement of Rent, or the pro rata portion thereof equivalent to the portion of the Premises rendered unusable to the entire Premises, for each consecutive day (after such five (5) business day period) that Tenant is so prevented from making reasonable use of the Premises or the applicable portion thereof.

(e) Access. Subject to any Building rules and regulations, necessary repairs and maintenance, and any events beyond Landlord’s reasonable control which would prevent access, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. The Building shall include twenty-four (24) hour access by security card which cards shall be provided to Tenant upon payment of a $10 refundable deposit per card. Tenant may install its own, independent security card system for controlling access to, from and within the Premises, and Landlord shall, to the extent reasonably practicable, work with Tenant to integrate Tenant’s card access system with the Building card access system so that the access control system at the main entrance to the Building could be operated by Tenant’s access cards as well as Landlord’s access cards. Tenant shall provide Landlord, at no cost to Landlord, not less than two (2) master access cards to Tenant’s security card system which will permit Landlord access to all portions of the Premises at all times. An on-site security patrol (within and for the benefit of the entire International Business Park of which the Building is a part and not solely within or for the sole benefit of the Building) will be provided for approximately ten (10) hours per night, seven (7) nights per week. Such patrol will provide escort service to Tenant’s employees to and from the Building and the Parking Area during those hours which such patrol is provided and upon such notice as may be reasonably required by such patrol. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT, ITS EMPLOYEES, AGENTS, NOR ANY OTHER PERSON FOR LOSSES DUE TO THEFT OR BURGLARY, OR FOR DAMAGES OR INJURY TO PERSONS OR PROPERTY DONE BY PERSONS GAINING ACCESS TO THE PROJECT OR THE PREMISES EVEN IF CAUSED IN WHOLE OR PART BY THE NEGLIGENCE OF LANDLORD, ITS EMPLOYEES, AGENTS OR CONTRACTORS, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF LANDLORD, AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY FOR SUCH LOSSES, DAMAGES AND/OR INJURY.

IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE	7. (a) Improvements; Alterations. No improvements or alterations in or upon the Premises, including not by limitation paint, wall coverings, floor coverings, light fixtures, window treatments, signs, advertising, or promotional lettering or other media, shall be installed or made by Tenant except in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed except that Landlord may withhold approval of any improvements or alterations which it determines, in its sole opinion, will materially and adversely affect any structural or aesthetic (only to the extent visible from outside the Premises or common areas) aspect of the Building or Building Systems. All improvements and alterations (whether temporary or permanent in character) made in or upon the Premises, either by Landlord or Tenant, shall (i) comply with all applicable laws, ordinances, rules and regulations, and (ii) be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant unless prior to installation, Tenant provides Landlord with written notice of all items which may be removed by Tenant and Landlord consents to such removal in advance. Such consent shall not be unreasonably withheld provided Landlord may condition such consent as it deems reasonably necessary including not by limitation requiring Tenant to replace any items upon removal with similar items comparable to any such items in the Building or, if not applicable, then Comparable Buildings. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Landlord warrants and agrees that it shall complete the Building Shell Construction in compliance with all then applicable governmental laws, rules and regulations, including not by limitation the Americans with Disabilities Act of 1990 (“ADA”) and Texas Accessibility Standards adopted by the Texas Commission on Licensing and Regulation (“TAS”) Thereafter, notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for all costs incurred (as provided in Section 2.(c) of Exhibit C) to cause the Premises to comply with any such laws, rules or regulations, including not by limitation the retrofit requirements of ADA and TAS, as the same may be hereafter amended.

(b) Tenant Repairs; Maintenance. Except for those janitorial services to be provided by Landlord as expressly provided in this Lease, Tenant shall, at Tenant’s cost, maintain its personal property (inclusive of supplemental air conditioning units and all improvements or alterations to the Premises other than those items included in Shell Construction (including all heating, ventilation and air conditioning systems (“HVAC”) as described in Exhibit D-1 from the point of supply to the point of entry into the Premises) which shall be maintained by Landlord in a clean, safe, operable, attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Subject to the provisions of Sections 10(b) and 14, and normal wear and tear. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project caused by Tenant or Tenant’s agents, contractors, or invitees. If Tenant fails to commence such repairs or replacements within fifteen (15) days after the occurrence of such damage and diligently continue to repair such damage, then Landlord, upon written notice to Tenant, may make the same at Tenant’s expense, which shall be payable to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

(c) Performance of Work. All work described in this Section 7 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the structure of the Building, or plumbing, electrical lines, or other utility transmission facilities or Building mechanical systems. All such work which may affect the Building’s electrical, mechanical, plumbing or other systems must be approved by the Building’s engineer of record.

(d) Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

USE	8. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises. General Office use includes but is not limited to operation of a data center, computer room, customer training center and software reproduction, packaging and shipping center; software development; web page design and hosting; product support; sales and administration; with some functions operational 24 hours per day, 7 days per week. The Premises shall not be used for (i) any use which is disreputable, (ii) creates extraordinary fire hazards, (iii) results in an increased rate of insurance on the Building or its contents, or (iv) the storage of any hazardous materials or substances in violation of environmental laws. If, because of Tenant’s acts, unless Tenant pays such increased rate as provided below, the rate of insurance on the Building or its contents increases, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Project. Landlord agrees not to lease space in the Project to a competitor of Tenant (as described in Section 23(u)) during the term of this Lease, including any renewals or extensions.

ASSIGNMENT AND SUBLETTING	9. (a)(i) Transfers: Consent. Other than Permitted Transfers as described below, Tenant shall not, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed, (1) advertise that any portion of the Premises is available for lease (excluding the engagement of a real estate broker(s) to market sublease space), (2) assign, transfer, or encumber this Lease or any estate or interest herein whether directly or by operation of law, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 9.(a)(2) through 9.(a)(6) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; and general references sufficient to enable Landlord to determine the proposed transferee’s reputation and character. Landlord shall respond in writing to Tenant’s request for a Transfer within ten (10) business days of receipt of written request therefor. Tenant shall reimburse Landlord for its attorneys’ fees and other expenses incurred in connection with considering any request for its consent to a Transfer (not to exceed $500 per request). Landlord shall not unreasonably withhold, delay or condition its consent except that Landlord may withhold or condition its consent if it reasonably determines that the proposed transferee or its use (including not by limitation the number of employees, hours of operation, parking requirements, electrical or other Building System requirements, conflicts or competition with existing tenants) is unacceptable, would burden the Building, or are incompatible with the Building or its occupants. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon Tenant’s receipt of notice from Landlord to do so; however, Landlord shall not be obligated to accept separate Rent payments from any transferees and may require that all Rent be paid directly by Tenant.

(ii) Permitted Transfers. Tenant shall be permitted without the consent of Landlord, to periodically sublet portions of the Premises or to assign this Lease to any Affiliate of Tenant so long as the Premises continue to be used solely for the Permitted Use and the parking requirements of the subtenant or assignee are no greater than those of Tenant (such transfer being deemed a “Permitted Transfer”). As used herein, “Affiliate” shall mean any person or entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Tenant, or any person or entity merging with Tenant, or acquiring the majority of the voting stock of Tenant, or acquiring all or substantially all of the assets of Tenant. As used herein “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of and policies of such controlled person or entity. Following any such assignment or subletting, Tenant shall remain primarily liable for all present and future obligations under this Lease, or if Tenant no longer exists because of a merger or acquisition, the surviving or acquiring entity shall expressly assume the obligations of Tenant hereunder. Tenant shall promptly notify Landlord in writing within ten (10) days after such assignment or subletting.

(b) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, one-half (1/2) of all rent received by Tenant for a Transfer (other than a Permitted Transfer) that exceeds the Rent allocable to the portion of the Premises covered thereby after Tenant has recovered from any such excess all costs associated with such assignment or subletting, (i.e. marketing, advertising and promotional costs, real estate commissions, legal fees and construction costs). Tenant shall hold amounts due to Landlord hereunder in trust for Landlord and pay them to Landlord within ten (10) days after receipt.

(c) Cancellation. Notwithstanding anything to the contrary herein, Landlord shall have the option, upon any request by Tenant for Landlord’s approval of a Transfer (i) of more than thirty percent (30%) (in the aggregate including those Transfers, then in effect and as then, requested) of the Premises and (ii) where the Basic Rental payable under the terms of all such Transfers (including the proposed Transfer) exceeds the total Basic Rental provided by the Lease, to terminate this Lease as to, and retake possession of, that portion of the Premises as would be subject to such requested Transfer. Such termination shall be effective as of the date on which such Transfer was to be effective. If Landlord terminates this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises; and Tenant shall pay to Landlord all Rent accrued through the termination date relating to the portion of the Premises covered by the proposed Transfer and unamortized brokerage commissions (amortized on a straight-line basis over the initial Term of the Lease) paid or payable by Landlord in connection with this Lease to the brokerage firms listed in Section 23. (d) that are allocable to such portion of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. In such event, prior to the effective date of such termination, and subject to Landlord’s direction and supervision, Tenant shall be solely responsible for the cost and construction of a wall demising the remaining Premises from the portion of the Premises as to which the Lease is terminated.

INSURANCE; WAIVERS; SUBROGATION; INDEMNITY	10. (a) Insurance. Tenant shall, at its expense, procure and maintain throughout the Term, the following insurance policies: (1) comprehensive general liability insurance in amounts of not less than a combined single limit of $3,000,000 (the “Initial Liability Insurance Amount”) or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord’s agents, and their respective affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, and (2) insurance covering the full value of Tenant’s property and improvements, and other property (including property of others), in the Premises. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverage required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and be issued by companies, reasonably satisfactory to Landlord. Landlord shall maintain comprehensive general liability insurance covering the Land and Building in amounts not less than a combined single limit of $3,000,000 or such other amounts as Landlord may reasonably determine.

(b) Waiver of Claims; No Subrogation. Neither

Landlord nor Tenant shall have any liability to the other for any damage or injury to the property of Landlord or Tenant, including the Building and tenant improvements in the Premises, arising from or caused by any cause customarily insured against under a standard fire and extended casualty insurance policy, even if caused by the negligence of Landlord, Tenant, or their shareholders, partners, officers and employees, and no insurer shall have any rights of subrogation with respect to the foregoing. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, casualty, vandalism, acts of God, public enemy, injunction, riot, strike, inability to procure materials, insurrection, war, court order, requisition or order of governmental body or authority, or for any other causes beyond Landlord’s control. All goods, property or personal effects stored or placed by Tenant in or about the Building shall be at the sole risk of Tenant.

(c) Indemnity. Each party shall indemnify and hold harmless the other from and against any and all claims, demands, liabilities, causes of action, suits, judgments and expenses (including attorneys’ fees) arising from or for injury to third persons or damage to property owned by third persons and caused by the negligence or intentional torts of the indemnifying party.

SUBORDINATION; ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE	11. (a) Subordination. Subject to the condition set forth in the following sentence, this Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”), or any ground lease, master lease, or primary lease (a “Primary Lease”/“Primary Lessor”), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as “Landlord’s Mortgagee”). Attached as Exhibit M is the Subordination, Non-Disturbance and Attornment Agreement used by Landlord’s current mortgages. As a condition to such subordination, Landlord shall obtain from Landlord’s Mortgagee, both existing and future, and deliver to Tenant a non-disturbance agreement for the benefit of Tenant in a form reasonably acceptable to Landlord, Landlord’s Mortgagee, and Tenant.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a period to perform Landlord’s obligations hereunder, which period shall equal the cure period applicable to Landlord hereunder.

RULES AND REGULATIONS	12. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building and will not unreasonably interfere with Tenant’s use of the Premises or add any unusual economic burden or lessen Tenant’s rights under this Lease. Tenant shall be responsible for compliance with such rules and regulations by its employees, agents, and invitees.

CONDEMNATION	13. (a) Taking — Tenant’s Rights. If any part of the Project (including parking) is taken by right of eminent domain for a period exceeding ninety (90) days or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business from the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease by giving written notice to Landlord within thirty (30) days after such Taking. Upon the occurrence of a Taking, Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking from the first day of the Taking until such termination. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking. If a portion of the Premises or Building are subject to a Taking and such Taking does not prevent Tenant from conducting its business in a manner reasonably comparable to that conducted immediately before such Taking, the Lease shall remain in full force and effect and Rent shall be adjusted on a reasonable basis from the first day of the Taking.

(b) Taking — Landlord’s Rights. If any material portion, but less than all, of the Project or related parking becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within thirty

(30) days after such Taking, shall terminate and Rent shall be adjusted on a reasonable basis from the first day of the Taking until such termination. If a partial Taking occurs and the Lease does not terminate, Rent shall be adjusted on a reasonable basis from the first day of the Taking.

(c) Award. If any Taking occurs, all proceeds shall belong to and be paid to Landlord, and Tenant shall not be entitled to any portion thereof except that Tenant shall have all rights permitted under the laws of the State of Texas to appear, claim and prove in proceedings relative to such taking (i) the value of any fixtures, furnishings, and other personal property which are taken but which under the terms of this Lease Tenant is permitted to remove at the end of the Term, (ii) the unamortized cost (such costs having been amortized on a straight-line basis over the Term excluding any renewal terms) of Tenant’s leasehold improvements which are taken that Tenant is not permitted to remove at the end of the Term and which were installed solely at Tenant’s expense (i.e., not made or paid for by Landlord from the Construction Allowance or otherwise), and (iii) relocation and moving expenses, but not the value of Tenant’s leasehold estate created by this Lease and only so long as such claims in no way diminish the award Landlord is entitled to from the condemning authority as provided hereunder.

FIRE OR OTHER CASUALTY	14. (a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within sixty (60) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair or replace the damage caused by such Casualty.

(b) Casualty-Tenant’s Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the date of casualty, then Tenant may terminate this Lease. Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until termination. Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not terminate this Lease, then (subject to Landlord’s rights under Section 14.(c)) Landlord shall repair the Building or the Premises, as the case may be, as provided below.

Upon the occurrence of a Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair or until such termination.

(c) Landlord’s Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Rent hereunder shall be abated as of the date of the Casualty.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of Landlord’s deductible amount, plus the insurance proceeds actually received by Landlord for the Casualty in question.

(e) Tenant’s Obligations. If Tenant fails to maintain insurance covering the full value of Tenant’s improvements (which were originally funded by the Construction Allowance) as provided in Section 10.(a) of the Lease, Tenant shall be obligated to fund any shortfall in the amount of loss and the insurance proceeds.

EVENTS OF DEFAULT	15. Events of Default. Each of the following occurrences shall constitute an “Event of Default” by Tenant:

(a) Tenant’s failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease (or any other lease executed by Tenant for space in the Building), when due , and such failure continues for ten (10) days after written notice thereof is received by Tenant from Landlord; however, if Landlord has given Tenant such notice during the preceding twelve month period for failure to timely pay any regularly scheduled installments of Rent (e.g., Basic Rental,

Tenant’s share of Excess, Tenant’s Proportionate Share of Electrical Costs, and similar Rent payments), then Landlord’s obligation to give written notice with respect to regularly scheduled installments of Rent shall not apply until twelve months has passed since the last such notice was given, and in the interim, failure to pay any regularly scheduled installments of Rent on the date due shall be an Event of Default without Landlord having first given such notice;

(b) Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease (or any other lease executed by Tenant for space in the Building), and such failure continues for thirty (30) days after written notice thereof is received by Tenant from Landlord; provided, that if the failure is reasonably capable of cure but cannot reasonably be cured within said thirty (30) days, Tenant shall have an additional period of sixty (60) days in which to effect the cure provided Tenant commences the cure within the initial thirty days and is diligently pursuing same;

(c) The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 15.(c), any guarantor of the Tenant’s obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; and provided that in the case of any of the foregoing which is filed against Tenant, the same is not dismissed within ninety (90) days after it is filed; and,

(d) The admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

REMEDIES	16. (a) Landlord’s Remedies. Upon any Event of Default by Tenant, Landlord may, subject to any judicial process and notice to the extent required by Title 4, Chapter 24 of the Texas Property Code, as may be amended, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

(i) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 17.(a), and (3) an amount equal to

(A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

(ii) Terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 17.(a), and (3) on the applicable due date all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Re-entry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 16.(a)(ii). If Landlord elects to proceed under this Section 16.(a)(ii), it may at any time elect to terminate this Lease under Section 16.(a)(i).

(iii) Notwithstanding anything to the contrary herein, Tenant shall not be deemed to have waived any requirements of Landlord to mitigate damages upon an Event of Default as required by law.

(b) Tenant’s Remedies.

(i) Notice and Cure. If Landlord should fail

to perform or observe any covenant, term, provision or condition of this Lease and such default should continue beyond a period of ten (10) days as to a monetary default or thirty (30) days (or such longer period as is reasonably necessary to remedy such default, provided Landlord shall diligently pursue such remedy until such default is cured) as to a non-monetary default, after in each instance written notice thereof is given by Tenant to Landlord and Landlord’s Mortgagee, then, in any such event Tenant shall have the right (but no obligation) to cure the default, and Landlord shall reimburse Tenant for all reasonable sums expended in so curing said default. Tenant specifically agrees that Landlord’s Mortgagee may enter the Premises upon reasonable notice to Tenant to cure any such default and that the cure of any default by Landlord’s Mortgagee shall be deemed a cure by Landlord under this Lease.

(ii) Set-off. If Tenant obtains a judgment against Landlord or any assignee for any default by Landlord under this Lease and (i) Tenant provided Landlord’s Mortgagee notice and opportunity to cure as described in Sections 11(c) and 16(b)(i) above, (ii) said judgment is final and all rights of appeal have been exercised or have expired, and (iii) such judgment remains unsatisfied upon thirty (30) days written notice thereof to Landlord’s Mortgagee, Tenant may set off such judgment against Rent.

PAYMENT; NON-WAIVER	17. (a) Payment. Upon any Event of Default by Tenant, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) reasonably repairing, restoring, altering, remodeling, or otherwise putting the Premises into a reasonably marketable condition, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

(b) No Waiver. Acceptance or payment of Rent following any Event of Default shall not waive any rights regarding such Event of Default. No waiver by any party of any violation or breach of any of the terms contained herein shall waive any rights regarding any future violation of such term or violation of any other term.

LANDLORD’S LIEN	18. In addition to the statutory landlord’s lien, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all fixtures, furniture, and leasehold improvements only (and does not include any tangible or intangible personal property of Tenant not named specifically) owned by Tenant and now or hereafter situated on the Premises, and all proceeds therefrom (the “Collateral”), and the Collateral shall not be removed from the Premises without the consent of Landlord until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded a secured party under the Uniform Commercial Code of the State in which the Building is located (the “UCC”). In connection with any public or private sale under the UCC, Landlord shall give Tenant five (5) days prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which is agreed to be a reasonable notice of such sale or other disposition. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord’s security interest under this Section 18, which power is coupled with an interest and shall be irrevocable during the Term. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Notwithstanding the foregoing, Landlord shall subordinate its landlord’s lien, upon such terms as are reasonably acceptable to Landlord and Tenant’s Financier, to any bona fide third party financing existing or obtained by Tenant.

SURRENDER OF PREMISES	19. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, subject to Landlord’s obligation to maintain the Building, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys and/or access cards to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant may remove such additional items as Landlord may have agreed. Tenant shall repair all damage caused by removal of any items. All items not so removed within thirty (30) days of expiration or early termination shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 19 shall survive the end of the Term.

HOLDING OVER	20. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rental equal to 150% of the daily Basic Rental payable during the last month of the Term.

CERTAIN RIGHTS RESERVED BY LANDLORD	21. Subject to Tenant’s security procedures, below, and provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, and upon reasonable advance notice provided by Landlord to Tenant (except in case of emergency), Landlord shall have the following rights:

(a) to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities (Landlord shall use reasonable efforts to complete any work requiring the suspension of Building services and facilities during off-business hours when reasonably and commercially practicable to do so); and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b) to take such reasonable measures as in extreme circumstances Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all items entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

(c) after giving Tenant not less than thirty (30) days’ notice, to change the name by which the Building is designated; and

(d) subject to Tenant’s security procedures, below, upon reasonable advance notice, to enter the Premises during Tenant’s regular business hours (at all times accompanied by a duly authorized representative of Tenant) to show the Premises to prospective purchasers or lenders, and within the last six months of the Term to show the Premises to prospective tenants.

Notwithstanding anything hereinabove to the contrary, except in the event of an emergency, “Tenant’s Security Procedures,” described below, shall be honored by Landlord, its employees, invitees, contractors, agent and guests:

1) Landlord shall give Tenant 24 hours written notice delivered by facsimile;

2) which notice shall state the names of the visitors and the purpose and proposed duration of the visit;

3) except in cases of imminent danger to persons or property, Landlord shall not have access to the software development area or the data center or computer room; and

4) in all events (except emergencies) Landlord and its visitors must and shall be escorted by a duly authorized representative of Tenant.

MISCELLANEOUS	23. (a) Landlord Transfer. Landlord may transfer, in whole or in part, the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease and such assignee assumes Landlord’s obligations hereunder, then Landlord shall thereby be released from any further obligations hereunder, other than those obligations accruing prior to the assignment.

(b) Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable from the interest of Landlord in the Project (including any rents, profits, or other proceeds therefrom), and

Landlord shall not be personally liable for any deficiency. This section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord.

(c) Force Majeure. Other than for Tenant’s monetary obligations under this Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Trammell Crow D/FW and Joe Foster Company, whose commissions shall be paid by Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. The commission agreement between Landlord and Joe Foster Company shall be attached hereto as Exhibit L and made a part of Landlord’s obligation hereunder.

(e) Estoppel Certificate. From time to time, either Landlord or Tenant shall furnish, within ten (10) business days after request therefor, a signed certificate confirming and containing such factual certifications and representations as to this Lease as the requesting party may reasonably request.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by Landlord or Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof

(i) Quiet Environment. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

(j) Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

(k) Use of Lobby and/or Common Areas. During the term, and only on weekends, Holidays, and between the hours of 6:00 p.m. and 7:00 a.m. on weekdays (other than holidays), Tenant shall have the right to use the Building lobby and/or common areas, without charge, for any Tenant-sponsored special event, provided (a) Tenant gives Landlord reasonable prior written notice of the date, time and nature of the event, (b) the date and time of the event do not conflict with another previously scheduled event, (c) Tenant reimburses Landlord for all out-of-pocket expenses Landlord incurs in connection with the event, (d) Tenant indemnifies and holds Landlord harmless from and against any and all claims, actions, damages, or liens resulting from Tenant’s use of the lobby and/or common areas, including any reasonable attorney’s fees incurred by Landlord, (e) Tenant complies in all respects with applicable law, (f) Landlord approves, in its sole discretion, all aspects of Tenant’s intended use of the Building lobby and/or common areas, and (g) Tenant shall not use the Building lobby and/or common areas for such events for more than twelve (12) days in any calendar year.

(1) Captions. The captions contained in this Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

(m) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(n) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(o) Exhibits. The following exhibits hereto are incorporated herein by this reference:

Exhibit A — Outline of Premises
Exhibit A-1 — International Business Park Masterplan
Exhibit A-2 — Legal Description of Land
Exhibit A-3 — Site Plan
Exhibit B — Building Rules and Regulations
Exhibit C — Operating Expenses
Exhibit D — Tenant Finish-Work: Allowance
Exhibit D-1 — Shell Construction
Exhibit E — Renewal Option
Exhibit F — Parking
Exhibit F-1 — Reciprocal Easement Grant and Maintenance Agreement

Exhibit G — Janitorial Specifications
Exhibit H — Signage
Exhibit H-1 — Signage Criteria
Exhibit I — Preferential Right to Lease
Exhibit J — Right to Use Roof
Exhibit K — Guaranty
Exhibit L — Joe Foster Company Commission Agreement
Exhibit M — Subordination, Non-Disturbance and Attornment Agreement

(p) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the lease of the Premises hereunder and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

(q) Representations and Warranties. Landlord and Tenant each represent and warrant that the person executing this Lease on its behalf is acting in his or her capacity as an officer or partner, as applicable, with due authorization and authority to bind Landlord or Tenant, as applicable, to this Lease. Landlord represents and warrants that it has good title to the Project so to fully and properly lease the Premises to Tenant as provided herein. Landlord further represents and warrants to Tenant that (i) the Building is zoned in conformity with applicable laws in a manner permitting the use of the Premises as contemplated under this Lease, (ii) that all entrances, driveways and access roads upon the Land afford legal access to public rights-of-way and streets and permit (and shall throughout the Term of this Lease continue to permit) ingress to and egress from the Building by way of such rights-of-way and streets, (iii) that the Project contains sufficient parking and otherwise fully complies with all applicable governmental requirements, (iv) that Landlord is not required to obtain any consent to execute or perform this Lease, and (v) that the Building is not subject to any restrictive covenants or other encumbrances that would restrict the use of the Premises as contemplated under this Lease in any manner as of the Commencement Date. Landlord represents and warrants that the Project conforms currently and shall, as of the Commencement Date, conform in all material respects to all applicable laws, ordinances, rules and regulations generally applicable to commercial office buildings in Carrollton, Texas, and specifically applicable to the Project and

Building. Further, Landlord represents and warrants that there are no lawsuits pending, or to the knowledge of Landlord threatened, against Landlord which if adversely decided against Landlord would affect Tenant’s use and occupancy of the Premises or Landlord’s ability to carry out its obligations under this Lease, there is no proceeding pending, or to the knowledge of Landlord contemplated or threatened, that would affect the amount of the real estate taxes assessed against the Project (except for routine real estate valuation protests) and that, to the knowledge of Landlord, the Project is free from material physical defects. Other than any express warranties contained herein, neither Landlord nor Tenant make any implied warranties of any kind or nature, and the parties hereby waive any claims upon any such implied warranties.

(r) Electrical and Telephone. Landlord agrees, at Landlord’s sole cost and expense, to provide dual feed power supply to the Premises from independent substations. Landlord warrants and represents to Tenant that the Project has access to (in International Parkway right of way) DS-3 fiber optic service with Sonet ring, and Landlord agrees, at Landlord’s sole cost and expense, to provide single feed fiber optic supplied by Southwestern Bell to the main telephone room on the first floor of the Building. Landlord further agrees that Tenant may add, at its expense, additional sources of fiber optic supply.

(s) Supplemental Equipment. Landlord agrees to provide supplemental equipment to include an emergency back-up generator, UPS and battery room (including batteries specified by Tenant) and additional air-conditioning capacity (the “Supplemental Equipment”). Landlord and Tenant will mutually agree upon the selection, specifications, design, location and maintenance of such Supplemental Equipment according to the specifications of Tenant’s technical consultants. The supplemental air-conditioning units shall be separately metered and Tenant shall be solely responsible for the electrical cost associated with such units. If the cost of such Supplemental Equipment exceeds $120,000 (including the cost of all consulting fees relating to the design and specification of such Supplemental Equipment), Tenant shall bear the cost for such overage to be paid to Landlord within ten (10) days of receipt of an invoice therefor. Such overage may be paid from the Hard Construction Cost portion of the Construction Allowance. The Supplemental Equipment shall be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant.

(t) Subsequent Payment by Tenant. If Tenant in its sole

and absolute discretion, with no obligation to do so, elects to (i) become a publicly-traded company, (ii) acquire a publicly-traded company, (iii) be acquired by a publicly-traded company or (iv) merge or consolidate with a public-traded company, Tenant shall, within thirty (30) days of such event, pay Landlord $150,000 in cash.

(u) Building Name. Landlord agrees not to name the Building or Project after a competitor of Tenant or to provide Building signage to a competitor of Tenant’s. A “Competitor of Tenant” for this purpose is any person or entity that offers to consumers or other users real estate management and/or analysis software (excluding general accounting or analysis software routinely used by companies not engaged in the management of real estate) and/or web page design services, or services similar to those offered by Tenant or whose services or products are reviewed by trade publications against those of Tenant.

(v) Refurbishment Allowance. In the event Tenant exercises its right to renew the Lease for an additional Term of three (3) or five (5) years, then Landlord shall provide Tenant a Refurbishment Allowance equal to a total of $5.00 per Rentable Square Foot of which $2.00 per Rentable Square Foot may be a reimbursement for improvements previously made to the Premises by Tenant and $3.00 per Rentable Square Foot for additional improvements as needed by Tenant. The Refurbishment Allowance shall be subject to the conditions set forth in Exhibit D of this Lease. In the event Tenant renews for a second five (5) year term, Landlord will agree to an additional $5.00 per Rentable Square Foot Refurbishment Allowance. The Refurbishment Allowances provided for in this section shall be considered when determining the prevailing market rate for any renewal option.

(w) Lobby Use. Subject to written approval from existing and future tenants of the Building, Tenant shall have the right to locate a receptionist desk in the common area lobby. All aspects of the desk must be approved by both Landlord and third party tenants including location, materials used, directional signage and various security issues which may arise. Tenant shall be responsible for all costs in restoring the lobby to its original condition upon removal of the receptionist desk.

DATED as of the date first above written.

LANDLORD:		TENANT:

CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership		REALPAGE, INC., a Texas corporation

By: 15BCO, Inc., a Texas corporation, its general partner

By:	/s/ Barbara A. Erhart	By:	/s/ Stephen T. Winn

Name:	Barbara A. Erhart	Name:	Stephen T. Winn
Title:	Vice President	Title:	Chairman of the Board

EXHIBIT A
OUTLINE OF THE PREMISES
BILLINGSLEY COMPANY               4000 INTERNATIONAL PARKWAY                SECOND LEVEL PLAN

EXHIBIT A-1
INTERNATIONAL BUSINESS PARK MASTERPLAN

INTERNATIONAL BUSINESS PARK MASTERPLAN

HaldemanPowell+Partners

EXHIBIT A-2
LEGAL DESCRIPTION OF LAND
     WHEREAS CB PARKWAY BUSINESS CENTER V, LTD. is the sole owner of all of the following described 9.672 acre tract of land situated in the D. Andrews Survey, Abstract No. 1455 in the City of Carrollton, Denton County, Texas, said 9.672 acre tract being comprised of two tracts (0.006 acres and 0.359 acres) out of the D. Andrews Survey, Abstract No. 1455 conveyed to CB PARKWAY BUSINESS CENTER V, LTD. by deed recorded in Denton County, Texas Clerk’s file Number 98-R0092891 and being 9.307 acres (all of Lot 1 of Block 1 of International Business Park Subdivision to the City of Carrollton, Texas as recorded in Cabinet 0, Slide 352 of the Plat Records of Denton County, Texas) out of the 9.554 acre tract of land conveyed to CB PARKWAY BUSINESS CENTER V, LTD. by deed recorded in Volume 4142, Page 821 of the Real Property Records of Denton County, Texas, and being more particularly described as follows:
     BEGINNING at a set “X” cut in concrete at the northeast corner of said Lot I of Block 1 of the International Business Park Subdivision, said point being on the west right of way line of Midway Road (110 foot wide right of way at this point);
     THENCE South 1 degree 38 minutes 21 seconds West, along the west right of way line of Midway Road. a distance of 254.04 feet to a 1/2-inch iron rod with yellow plastic cap stamped “HALFF ASSOC., INC.” (Hereinafter referred to as “with cap”) set at an angle point in said Midway Road right of way;
     THENCE South 5 degrees 27 minutes 09 seconds West continuing along said west right of way line a distance of 150.35 feet to a 59/64 — inch iron rod with cap set for corner;
     THENCE South 1 degree 38 minutes 21 seconds West continuing along said west right of way line a distance of 135.81 feet to a 59/64 -inch iron rod with cap set at the point of curvature of a circular curve to the right having a radius of 80.00 feet and whose long chord bears South 49 degrees 05 minutes 22 seconds West a distance of 117.87 feet;
     THENCE in a southwesterly direction along the west right of way of Midway Road and the north right of way of International Parkway and along said curve to the right through a central angle of 94 degrees 54 minutes 02 seconds, an arc distance of 132.51 feet to a 1/2-inch iron rod with cap set at the point of compound curvature of a circular curve to the right having a radius of 1215.00 feet and whose long chord bears North 79 degrees 14 minutes 35 seconds West a distance of 178.72 feet;
     THENCE westerly along the north right of way line of International Parkway (a 110 foot wide right of way at this point) and along said curve through a central angle of 8 degrees 25 minutes 49 seconds, an arc distance of 178.88 feet to a 1/2-inch iron rod with cap set for corner;
     THENCE North 72 degrees 57 minutes 46 seconds West, continuing along the north right of way line of International Parkway (through a transition in right of way width to 100 feet wide), a distance of 162.38 feet to a 1/2-inch iron rod with cap set at the beginning of a non-tangent circular curve to the right having a radius of 1220.00 feet and whose long chord bears North 65 degrees 07 minutes 30 seconds West a distance of 96.06 feet,
     THENCE northwesterly, continuing along the north right of way line of International Parkway (with a right of way width of 100 feet) and along said Curve through a central angle of 4 degrees 30 minutes 45 seconds, an arc distance of 96.08 feet to a 59/64 -inch iron rod with cap set for the point of tangency;
     THENCE North 62 degrees 52 minutes 08 seconds West, continuing along the north right of way line of International Parkway, a distance of 246.21 feet to a 59/64 -inch iron rod with cap set for the point of curvature of a circular curve to the right having a radius of 1743.46 feet and whose long chord bears North 58 degrees 35 minutes 54 seconds West a distance of 259.66 feet;
     THENCE northwesterly, continuing along the north right of way line of International Parkway, and along said curve through a central angle of 8 degrees 32 minutes 28 seconds, an arc distance of 259.90 feet to a 1/2-inch iron rod with cap set for the southwest corner of said Lot 1 of
Block 1;
     THENCE North 35 degrees 40 minutes 20 seconds East, departing said north right of way line of International Parkway and along the west line of said Lot 1 of Block I, a distance of 99.24 feet to a 1/2- inch iron rod with cap set at an angle point in the west line of said Lot I of
Block 1;
     THENCE North 01 degrees 38 minutes 21 seconds East along the west line of said Lot 1 of Block 1 a distance of 5.13 feet to a 1/2-inch iron rod with cap set for a corner;
     THENCE North 88 degrees 21 minutes 39 seconds West departing from said Lot 1, Block 1 west line a distance of 12.00 feet to a 1/2-inch iron rod with cap set for a corner;
     THENCE North 01 degrees 38 minutes 21 seconds East a distance of 22.00 feet to a 1/2-inch iron rod with cap set for a corner;
     THENCE South 88 degrees 21 minutes 39 seconds East a distance of 12.00 feet to a 1/2-inch iron rod with cap set on the west line of said Lot 1 of Block 1;
     THENCE North 01 degrees 38 minutes 21 seconds East along the west line of said Lot 1 of Block 1 a distance of 19.00 feet to a 1/2-inch iron rod with cap set at the most westerly northwest corner of said Lot 1 of Block 1;
     THENCE South 88 degrees 21 minutes 39 seconds East along the most westerly north line of said Lot 1 of Block 1 a distance 32.00 feet to a 1/2-inch iron rod with cap set for a corner;
     THENCE North 01 degrees 38 minutes 21 seconds East departing from said westerly north line of Lot 1 of Block 1 a distance of 32.00 feet to a 1/2-inch iron rod with cap set for a corner;

     THENCE South 88 degrees 21 minutes 39 seconds East a distance of 341.15 feet to set “X” cut for corner; THENCE North 01 degrees 38 minutes 21 seconds East a distance of 115.02 feet to a set “X” cut for corner
     THENCE South 88 degrees 21 minutes 39 seconds East a distance of 32.00 feet to a set “X” cut for corner at the most northerly northwest corner of said Lot 1 of Block 1;
     THENCE South 88 degrees 21 minutes 39 seconds East along the most easterly north line of said Lot I of Block 1 a distance of 537.07 feet to the POINT OF BEGINNING and containing 421,299 square feet or 9.672 acres of land more or less.

EXHIBIT A-3
SITE PLAN

EXHIBIT B
BUILDING RULES AND REGULATIONS
     The following rules and regulations shall apply to the Project and the appurtenances thereto:
     1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.
     2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.
     3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises’ interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and any Building standard window treatments.
     4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.
     5. Except as otherwise provided in the Lease, Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant three keys to such tenant’s leased premises free of charge, with additional keys provided at such tenant’s cost, and no tenant shall make a duplicate thereof. Security Building access cards shall be provided by Landlord to tenants after receipt of a $10.00 deposit per card.
     6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby, shall be conducted so not to unreasonably interfere with the use of the Building by Landlord and other tenants, and if reasonably required by Landlord, under its supervision and control. Tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.
     7. All damage to the Building caused by the installation, placement, or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant. No tenant shall be liable for any damage resulting solely from the weight of any items placed in the Building by such tenant provided such items do not, in the aggregate, exceed the building weight loads specified by Landlord.
     8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals other than animals assisting the disabled shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.
     9. Tenant shall cooperate with Landlord’s employees in keeping the Building and its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.
     10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.
     11. Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.
     12. No machinery of any kind (other than normal office, computer or other data processing equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance not approved in writing in advance by Landlord.
     13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.
     14. In the event any vending machines are maintained in the Building for common use by all tenants, no vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, which consent shall not be unreasonably delayed, withheld or conditioned. Any vending machines contained in any leased premises shall be for the sole use of the applicable tenant, its employees and guests.
     15. All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.
     16. No smoking of any type is permitted in any portion of the Building, including any portion thereof leased by tenants, nor in any designated common areas utilized by all tenants (e.g., courtyards, picnic areas) outside the Building; however, Landlord shall designate smoking areas outside of the Building and equip them with ash urns.
     17. No firearms or weapons of any type are permitted upon the Land or within the Project.

     18. Tenant shall notify Landlord before holding events in a common area or where alcohol is to be served.
     19. While at the Project, Tenant, its employees, agents and guests shall behave in a manner consistent with that expected in Comparable Buildings as defined in the Lease.
     20. In order to maintain and operate the parking areas in an orderly manner, Landlord reserves the right to establish any reasonable system of parking monitoring, including the issuance of vehicle identification stickers, and all persons parking in the parking areas shall comply with such system. Tenant and Tenant’s employees shall park their cars only in those portions of the parking areas that are from time to time designated for that purpose by Landlord. Landlord shall have the right from time to time to relocate parking areas within the Project for use by Tenant. Tenant shall furnish in writing the make, model, color and state automobile license number (automobile license numbers to be submitted on a yearly basis) assigned to Tenant’s cars within thirty (30) days after taking possession of the Premises and shall thereafter notify Landlord in writing of any changes within five (5) days. In the event Tenant or its employees, agents or licensees fail to park their cars in the parking areas so designated from time to time by Landlord, then any requirements in the Lease regarding prior notice to Tenant or the expiration of any grace period, or both, shall not apply and Landlord at its option shall have the following right and option, but only after first placing one prior written notice of violation on vehicles that are parked in violation of these parking rules and regulations, to tow such vehicles away each at Tenant’s or the vehicle owner’s cost and expense. Parking areas shall be used only for parking vehicles no longer than full-size passenger automobiles, SUV’s or 1/2 ton pick-up trucks. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or elsewhere in the Project is prohibited. Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.
     21. Tenant shall provide Landlord forty-eight (48) hour notice if it intends to operate any form of shuttle or bus service (whether on a recurring basis or for a one-time special event). In order to maintain and operate the parking areas in an orderly manner and provide for the safety of the tenants, Landlord reserves the right to designate drop-off and pick-up locations and traffic flow patterns.

EXHIBIT C
OPERATING EXPENSES
     1. Tenant shall pay from time to time an amount (the “Excess”) calculated by multiplying (a) the amount by which the Basic Cost (defined below), divided by the Total Rentable Square Feet, exceeds $5.50 (the “Expense Stop”), by (b) the Rentable Square Feet in the Premises. The Excess may be calculated and collected annually in arrears on a calendar year basis and, in such event, shall be due within thirty (30) days after Landlord furnishes to Tenant a written statement (the “Annual Operating Statement”) reflecting the Basic Cost for the calendar year (as may be adjusted as provided herein) and calculating the Excess, if any. In no event shall Tenant be obligated to pay any Excess for the first twelve months of occupancy. Said statement shall be furnished by April 1 immediately following the applicable calendar year, or as soon thereafter as practicable. Alternatively, Excess may be estimated and collected monthly and then reconciled against Basic Costs at calendar year end. In such event, Landlord shall make and notify Tenant of its good faith estimate of the Excess for the applicable calendar year (or part thereof), whereafter, Tenant shall pay to Landlord, in advance on the first day of each calendar month of such year (or part thereof), an amount equal to the estimated Excess divided by 12 (or such lesser number of months as applicable). From time to time during any calendar year, Landlord may re-estimate the Excess for that calendar year and the monthly installments of Excess payable by Tenant shall be adjusted accordingly so that, by the end of the calendar year in question, Tenant shall have paid the full Excess as estimated by Landlord for such year. The Basic Cost (other than the first year in which the Building is occupied) and Expense Stop shall be prorated for any portion of the Term which is less than a full calendar year.
     2. The term “Basic Cost” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, including but not limited to the following:
          (a) Wages and salaries of all employees engaged on-site in the Project in the operation, repair, replacement, maintenance, landscaping and security of the Project, including taxes, insurance and benefits relating thereto, such costs to be allocated based on the relative rentable square footage of the buildings directly managed by these personnel if they are providing services to multiple buildings;
          (b) All supplies and materials used in the operation, maintenance, landscaping, repair, replacement, and security of the Project;
          (c) Annual cost of all capital improvements made to the Project which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined in accordance with generally accepted federal income tax basis accounting principles consistently applied;
          (d) Cost of all utilities, other than the cost of utilities paid directly by Tenant or reimbursable to Landlord by Tenant or other Building tenants (including Tenant under Section 4 (b) of the Lease);
          (e) Cost of any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith;
          (f) All taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project (or its operation), excluding, however, federal and state taxes on income (collectively, “Taxes”) (and Landlord shall make reasonable and diligent efforts, as deemed necessary or appropriate in Landlord’s reasonable discretion, to contest property valuations and otherwise minimize Taxes which may include retaining a tax consultant to assist in determining the fair tax valuation of the Project and protesting any unfair valuations, with all associated costs being a Basic Cost). Notwithstanding the above, if the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Project, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof;
          (g) Cost of repairs, replacements, and general maintenance of the Project, other than replacement of the roof, foundation and exterior walls of the Building;
          (h) Cost of service or maintenance contracts with independent contractors for the operation, maintenance, landscaping, repair, replacement, or security of the Project (including, without limitation, alarm service, window cleaning, and elevator maintenance);
          (i) A management fee, which may be paid to Landlord or any affiliates thereof, as a percentage [not to exceed four percent (“4%”)] of the Rent received from tenants of the Building each month;
          (j) Costs for landscaping and maintaining the medians within the Park, such costs to be allocated based on a fraction of which the numerator is the linear footage of frontage of the Project to International Parkway and Midway Road (approximately 1,616 linear feet) and the denominator which is the total linear footage of frontage in the Park bounded by the medians (approximately 15,634 linear feet);
          (k) Security for the Project, such costs to be allocated to each building based on relative rentable square footage when multiple buildings are covered by one contract; and

          (l) A pro rata portion of the salary and benefits (including taxes and insurance) of the Senior Property Manager located off-site at Landlord’s corporate offices, such costs to be allocated among all buildings managed by such person based on rentable square footage (estimated at $0.015 per rentable square foot in 1999).
          Any Basic Cost incurred in connection with any work performed, or services provided, to or for the benefit of one or more of the buildings located in the office park of which the Project is a part and commonly referred to as the International Business Park shall be allocated between all such buildings, including the Building, on a per square foot of rentable area basis.
There are specifically excluded from the definition of the term “Basic Cost” costs (1) for capital improvements made to the Project, other than capital improvements described in Section 2.(c) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (2) for repair, replacements and general maintenance made necessary by fire or other casualty, or paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; (3) for interest, amortization or other payments on loans to Landlord; (4) for depreciation of the Building; (5) for leasing commissions or marketing or promotional expenses; (6) for legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., tax disputes); (7) for renovating or otherwise improving space for occupants of the Building or vacant space in the Building; (8) for correcting defects in the construction of the Building; (9) for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense; (10) for federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (11) repairs or replacements necessitated by Landlord’s gross negligence or willful misconduct; (12) amounts reimbursed to Landlord pursuant to any warranty or by any other tenant or third party; (13) reserves for future expenses; (14) late charges or penalties incurred as a result of Landlord’s failure to pay any bills or charges when due; (15) general overhead of Landlord (not including any goods or services used or provided directly for the benefit of the Project); (16) amounts incurred to remediate any hazardous substances as defined by applicable environmental law unless caused in whole or in part by Tenant, its officers, employees, agents, contractors or customers; and (17) for rent or other payment due under any ground lease for any or all the Land.
     3. The Annual Operating Expense Statement shall include a statement of Landlord’s actual Basic Cost for the previous year adjusted as provided in Section 4 of this Exhibit. If Tenant has paid estimated Excess and the Annual Operating Expense Statement reveals that Tenant paid more for Basic Cost than the actual Excess in the year for which such statement was prepared, then Landlord shall credit or reimburse Tenant for such excess within thirty (30) days after delivery of the Annual Operating Expense Statement; conversely, if Tenant paid less than the actual Excess, then Tenant shall pay Landlord such deficiency within thirty (30) days after delivery of the Annual Operating Expense Statement.
     4. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Variable Basic Costs (defined below)

for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof As used herein, “Variable Basic Costs” means any Basic Cost that is variable in correlation with the level of occupancy of the Building.
     5. Notwithstanding any other provisions of this Exhibit, for purposes of computing Basic Cost, in no event shall all aggregate Controllable Expenses (defined below) for any calendar year exceed the immediately prior calendar year’s aggregate Controllable Expenses (limited as to increases as herein provided) by more than 7%. “Controllable Expenses” mean all items of Basic Costs excluding the items described in paragraphs 2(c) (only to the extent they are capital improvements made to comply with any law hereafter promulgated by any governmental authority), (d), (e) and (f) of this Exhibit.

EXHIBIT D
TENANT FINISH-WORK: ALLOWANCE
     1. Landlord shall deliver the Shell Building in the condition described on Exhibit D-1.
     2. Tenant shall provide to Landlord for its approval final working drawings by August 8, 1999 and subsequently provide complete detail plans and specifications by August 22, 1999 , prepared by an architect that has been approved by Landlord (which approval shall not be unreasonably delayed, withheld, or conditioned), of all improvements that Tenant proposes to install in the Premises (or in the case of signage, to any portion of the Building); such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modification to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable governmental laws, codes, rules, and regulations. Further, if any of Tenant’s proposed construction work will affect the Building’s heating, ventilation and air conditioning, electrical, mechanical, or plumbing systems, then the working drawings pertaining thereto shall be prepared by the engineer of record for the Building or other engineer reasonably acceptable to Landlord and Tenant, whom Tenant shall at its expense engage for such purpose. Landlord’s approval of such working drawings shall be delivered within three (3) working days’ provided that (1) they comply with all applicable governmental laws, codes, rules, and regulations, (2) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, (3) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant), and (4) they do not adversely affect the Building, its electrical, plumbing, HVAC, structural, or other systems. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of the Landlord to the performance of the Work. Landlord and Tenant shall indicate approval of the Working Drawings by signing each page thereof. All changes in the Work must receive the prior written approval of Landlord, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible “as-built” plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.
     3. Landlord shall diligently construct the Initial Improvements to the Premises in accordance with the Working Drawings, subject to any remaining items which do not materially interfere with or prevent Tenant from occupying and using the Premises for the conduct of Tenant’s business therein (i.e., punch-list items), and deliver possession of the Premises to Tenant on or before the Target Completion Date set forth in Section 3 of this Lease. If a delay in the Substantial Completion of the Initial Improvements occurs because of (a) any change by Tenant to the Working

Drawings, (b) any specification by Tenant of materials or installations in connection with the Working Drawings which are in addition to or other than Landlord’s standard finish-out materials or which materials, because of long lead-time requirements or shortage of supply/availability, will delay Substantial Completion of the Initial Improvements beyond the Target Completion Date set forth in Section 3 of this Lease, or (c) any other cause within Tenant’s reasonable control (other than the authorization for contractors to work on an accelerated or overtime basis resulting in material cost to Tenant), then Tenant’s obligation to pay rent shall commence on September 1 , 1999. If, for any reason other than the reasons specified in the immediately preceding sentence, the Initial Improvements are not completed by the Target Completion Date, Tenant’s obligation to pay Rent shall be delayed until the Initial Improvements are Substantially Completed.
     4. If the Initial Improvements are not Substantially Completed by December 1, 1999, for any reason other than those provided in 3.(a) through (c) above, Rent shall be abated on a two (2) for one (1) basis for each day of delay after December 1, 1999, until (but not including ) the date of Substantial Completion. If Substantial Completion is delayed beyond January 1, 2000 for any reason other than those provided in 3.(a) through (c) above, Tenant shall have the right, with thirty (30) days written notice to Landlord, to terminate the Lease. The term “Substantial Completion” or “Substantially Completed” shall mean that, in the opinion of the architect or space planner that prepared the Working Drawings, (“Design Professional”) the Work has been completed substantially in accordance with the Working Drawings, subject to completion of minor punch list items that do not materially interfere with or prevent Tenant from occupying and using the Premises for the permitted uses. As soon as the Work has been Substantially Completed, Landlord shall notify Tenant in writing that Tenant’s obligation to pay Rent has commenced. In no event will the Commencement Date occur before September 1, 1999. Within thirty (30) days thereafter, Tenant shall submit to Landlord in writing a punch list of items needing completion or correction. Landlord shall use commercially reasonable efforts to complete such items within forty-five (45) days after it receives such notice. If Tenant or its employees, agents or contractors delay completion of the Work as provided in Section 3.(a) through (c) above, then Rent shall Commence on the date that, in the Design Professional’s opinion, Substantial Completion would have occurred had such delays not occurred. Tenant may from time to time make changes to the Working Drawings with Landlord’s prior written consent, which shall not be unreasonably withheld. Each subsequent request shall be set forth in a written notice delivered to Landlord, specifying in detail the requested change. If Tenant requests any such change, then (1) Tenant shall pay all additional costs in designing and constructing the Work as a result of such changes, (2) all delays in designing and constructing the Work caused by such changes shall not delay the Commencement Date, and (3) Tenant shall pay to Landlord the estimated additional costs in designing and constructing the Work that will be caused by such changes before any such change shall be made.
     5. Tenant shall bear the entire cost of performing the Work (including, without limitation, design of the Work and preparation of the Working Drawings, costs of construction labor and materials (the “Construction Hard Costs”), electrical usage during construction (allocated to Tenant as reasonably agreed by Landlord and Tenant), janitorial services, signage, fees, and related non-ad valorem taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined).

     6. Landlord shall provide to Tenant a construction allowance (the “Construction Allowance”) equal to $25.00 per Rentable Square Foot in the Premises. Tenant shall be responsible for the amount by which the estimated Total Construction Costs exceed the Construction Allowance, such amount to be invoiced by Landlord upon receipt of the first application for payment submitted by, contractor, and payable by Tenant to Landlord within five (5) days of Tenant’s receipt of invoice therefor. Upon Substantial Completion of the Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the Total Construction Costs less (a) the amount of payments already made by Tenant, and (b) the amount of the Construction Allowance. A minimum of $20.00 per square foot of Rentable Square Feet of the Construction Allowance must be used for Construction Hard Costs, defined as costs of construction (inclusive of fees, labor and materials), in completion of improvements to the Premises. Tenant may utilize up to $5.00 per Rentable Square Foot of Construction Allowance to offset soft costs, relocation costs and other expenses of Tenant.
     7. Landlord agrees to construct as part of the Initial Improvements the entire Premises (98,223 rsf).
     8. Landlord or its designee shall coordinate the relationship between the Work, the Building, and the Building Systems. In consideration for Landlord’s services, Tenant shall pay to Landlord a construction supervision fee equal to three and one half percent (3 1/2%) of the Hard Construction Costs for all improvements and alterations made to the Premises other than the Shell Construction, which fee shall be paid from the Construction Allowance.
     9. To the extent not inconsistent with this Exhibit, Section 7(a) of the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.
     10. Landlord acknowledges that Tenant is considering alternative ceiling tile and light fixtures for certain portions of it’s Premises. Subject to Landlord’s approval of the substituted product, which approval is in Landlord’s sole discretion, Landlord agrees to credit Tenant’s Construction Allowance in the following amounts for the unused Shell Construction Inventory:
     Light Fixtures:          $75.00/fixture
     Ceiling Panels           $7.00/panel

EXHIBIT D-1
SHELL CONSTRUCTION

Site Data:

Zoning	Commercial
Site Area	9.672 Acres
Building Area (Gross Measured Area)	158,844 sf
Parking Required	530 spaces
Parking Provided	615 spaces
Parking Ratio	1 space / 258 sf
Signage	Monument sign, 80 sf sign area (maximum allowable per City of Carrollton)
Space provided for tenant names to be added to monument sign
Maximum of one building mounted sign allowed per tenant. Not provided.
Sign criteria to be agreed upon with Landlord

Building Data (Shell):

Structural System	Concrete columns, beams & joists
First Floor Construction	5” Concrete slab on grade over 3’6” select rill; 3000 PSI concrete
Above Grade Floor Construction	4 5/8” concrete slab supported by 20 5/8” pan joists
Roof Construction	3-ply built up asphalt, over R-20 insulation on concrete deck
Design Loads (Corridors)	100 lb/sf live load
Design Loads (Office Areas)	50 lb/sf live load + 20 lb/sf partitions
Typical Structural Bay	30 x 30
Building Exterior	coated concrete, glass & aluminum curtainwall,
limestone accents, painted steel accents
Curtain Wall	Clear extrusions, exterior glazed
Glass	1” insulating glass, reflective stainless steel coating
Entrance.	Limestone
Floor-to-Floor Height	15
Ceiling Height	10
Elevator Capacity	3,000 lb passenger, 4,500 lb. service

Finishes Included Under Shell Construction:

Ceiling System	2 x 4 Lay-in, beveled tegular edge, USG Eclipse tile, white, stacked *
Lobby Floor	Stained Concrete
Lobby Walls & Ceiling	Painted Drywall, acrylic wall finish
Lobby Stair	Painted Steel, with wood treads
Corridor Floor (future)	Carpet
Corridor Walls (future)	Vinyl Wall Covering & Cove Base @ corridor side only
Corridor Ceiling (future)	2 x 4 Lay-in, including light fixtures, HVAC & life safety devices

Toilet Room Floors	Stained Concrete
Toilet Room Walls	Ceramic Tile on wet walls; Acrylic wall finish elsewhere
Toilet Room Countertops	Granite
Toilet Partitions	Plastic Laminate
Exit Stair Floors	Carpet
Exit Stair Walls & Ceilings	Painted Drywall

Mechanical System:

HVAC	4 - 130 ton Packaged Rooftop Units supplying Variable Air Volume
Ductwork	Medium pressure and low pressure serving core areas only
Control System	Electronic Controls

Plumbing System:

Toilet Rooms (Per Floor	2 Men’s, each with 2 toilets (1 HC), 2 urinals, 2 lavatories
2 Women’s, each with 4 toilets, (1 HC), 3 lavatories
Janitor’s Closets	5
Drinking Fountains	12 (6 HC)

Fire Protection/Life Safety:

Sprinklers	Fully Sprinklered Throughout
Head Spacing	Complies with NFPA 13
Fire Alarm System	Intelligent Addressable, w/capacity for tenant connections @ ea. Floor
Alarm Devices	Visual / Audible Strobes in all common areas

Electrical System:

Electrical Service	TU Pad Mount transformer, 277/480 Volt 3-phase, 3000A
Electrical Design (Total)	14 Watts/sf
Electrical Design (Lighting & Power)	8 Watts/sf
Panels Provided (High Voltage)	1 400A @ 277/480V panel for each half floor
Panels Provided (Low Voltage)	1 400A @ 120/208V panel for each half floor
Building Standard Lighting	3-Lamp 18-Cell Parabolic Fluorescent, for lay-in ceiling; stacked
Fixture Ratio	1 Fixture / 100 sf (useable)
Accent Lighting at Lobby	Incandescent Downlights
Parking Area Lighting	Metal Halide pole-mount

*	Ceiling materials furnished stacked on floor. Quantity based on no interior demising walls, one continuous ceiling plane. Ceiling tile quantity based on useable square footage less building standard light fixtures (1:100 SF.).

EXHIBIT E
RENEWAL OPTION
     1. Provided no Event of Default exists and Tenant (or any permitted or approved assignee or subtenant) is occupying the entire Premises at the time of such election, Tenant may renew this Lease for two (2) additional periods of three (3) or five (5) years each (as determined in each case by Tenant) on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord not later than nine (9) months before the expiration of the initial Term. On or before the expiration of the initial Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:
          (a) The Basic Rental payable for each month during each such extended Term shall be as provided below;
          (b) Tenant shall have no renewal options except as set forth herein unless expressly granted by Landlord in writing; and
          (c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as set forth in the Lease.
     2. Basic Rental during the extended Term shall be equal to the then prevailing market rate for leases then being renewed or for new leases of second generation space then being entered into of equivalent quality, size, utility and location in Comparable Buildings, with the length of the extended Term, the credit standing of the Tenant, and any tenant inducements (e.g., tenant improvement allowance) taken into account.
     3. Tenant’s rights under this Exhibit shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant wrongfully assigns any of its interest in this Lease or wrongfully sublets any portion of the Premises, or (c) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

EXHIBIT F
PARKING
     Landlord shall provide, and Tenant shall be permitted, the non-exclusive use of one parking space for every 260 of Rentable Square Feet in the Premises throughout the Term or any renewal or extension thereof at no cost. Such parking shall be located in the parking area associated with the Project (the “Parking Area”) as shown on the Site Plan attached as Exhibit A-3 to the Lease, and, except as provided below, shall be unassigned. Tenant shall be permitted the right to use, as part of the parking ratio, eleven (11) reserved parking spaces in the covered portion of the Building during the Term of the Lease at no cost. Landlord will use commercially reasonable efforts to assure that Tenant is provided and has access to all parking spaces granted to it hereunder. If Tenant in good faith believes that its share of parking spaces in the Parking Area is not available to it because of use of such spaces by other parties, Tenant may so notify Landlord and may request that Landlord initiate the procedures outlined in Rule No. 20 of Exhibit B to the Lease. Landlord agrees that it will carefully consider Tenant’s request, and if it is presented with tangible evidence that Tenant’s share of parking spaces in the Parking Area is being interfered with because of use of such spaces by other parties, Landlord will initiate such procedures.
     In addition to the parking spaces in the Parking Area, Landlord shall provide on or before April 1, 2000 and Tenant shall be permitted the exclusive use of 108 parking spaces (the “Offsite Spaces”) in the areas depicted on Exhibit F-1 attached hereto (the “Offsite Parking Area”) throughout the Term or any renewal or extension thereof. Landlord (or one of its affiliates shall, at its sole cost and expense (and not as part of Basic Cost), grade, pave, landscape, install lighting and stripe the Offsite Parking Area needed to provide the Offsite Spaces. In accordance with the terms of the Reciprocal Easement and Maintenance Agreement, Landlord’s Affiliate (or successor in interest) shall maintain the Offsite Spaces in good order, condition and repair, and shall be responsible for sweeping, striping and lighting the Offsite Spaces, with the cost of such services to be charged to Tenant.

EXHIBIT F-1
After recording, return to:
Barbara A. Erhart
Billingsley Company
2200 Ross Avenue, Suite 4800 West
Dallas, Texas 75201
RECIPROCAL EASEMENT GRANT AND MAINTENANCE AGREEMENT
     THIS AGREEMENT is made this                      day of                     , 1999, by and between the present owners of those certain tracts of real property situated in Denton County, Texas described on Exhibit A and Exhibit B.
RECITALS:
     (1) CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership (“CB V”) is the owner of a certain tract of real property situated in Denton County, Texas, described on Exhibit A attached hereto (“Tract I”), and any improvements now or hereafter located thereon (the “Tract I Improvements”).
     (2) CB MIDWAY/PARKWAY INVESTORS, LTD., a Texas limited partnership (“CB MPI”) is the owner of a certain tract of real property situated in Denton County, Texas, described on Exhibit B attached hereto (“Tract II”) and any improvements now or hereafter located thereon (the “Tract II Improvements”).
     (3) As used herein, the term “Tract I Owner” shall mean Office V, acting in its capacity as the owner of Tract I, the term “Tract II Owner” shall mean Office VI, acting in its capacity as the owner of Tract II. The Tract I Owner and Tract II Owner are referred to herein individually as an “Owner” and collectively as the “Owners”. Tract I and Tract II are referred to herein individually as “Tract” and collectively as “Tracts”.
     (4) The purpose of this Agreement is to (i) provide for an access easement for the benefit of the Tract I owner for the use of a roadway on and across Tract II; (ii) provide for easements for certain parking spaces located on Tract II for use by the Tract 1 owner; and (iii) to set forth certain agreements between the Tract 1 Owner and the Tract II Owner with regard to the costs and expenses of maintaining such roadways and parking spaces.
AGREEMENT:
     In consideration of the premises and the mutual agreements herein contained, the Tract 1 Owner and the Tract II Owner hereby covenant and agree as follows and hereby GRANT, BARGAIN, SELL, CONVEY and, where appropriate, RESERVE the easement hereinafter set forth.

ARTICLE I
Tract II Roadway Easement
     Subject to the provisions of this Agreement, there is hereby GRANTED, BARGAINED, SOLD, CONVEYED or, where appropriate, RESERVED the following easement:
     1.1 Tract II Roadway. The Tract II Owner hereby grants to and reserves for the benefit of all present and future owners of Tract I and Tract II for their respective use and the use of their respective lessees, sublessees, mortgagees, successors, assigns, guests, patrons, customers, agents, employees, licensees and invitees, a perpetual non-exclusive easement and right-of-way for pedestrian and vehicular traffic over and upon a certain portion of Tract II, as particularly described in Exhibit C hereto (the “Tract II Roadway”) and depicted on the abstract from the site plan of Tract II prepared by morrisonseifertmurphy dated                      ___, 1999 (the “Site Plan”), a copy of which is attached hereto as Exhibit D. In its capacity as owner of Tract II, the Tract II Owner reserves, for itself and for future owners of Tract II, (i) all rights in and to the Tract II Roadway (including without limitations subsurface, surface and air rights), the exercise of which do not unreasonably interfere with the easement herein granted in and to the Tract II Roadway, and (ii) the right to relocate, widen or expand, at the sole cost and expense of the owner or owners of Tract II, all or any portion of the Tract II Roadway, provided that no such relocation, widening or expansion shall affect access provided by the Tract II Roadway to Midway Road or access from the Tract II Roadway to Tract I. The easement granted hereby shall automatically apply to the Tract II Roadway as the same may be relocated, widened or expanded; provided, however, that upon the request of any Owner, the Tract I Owner and Tract II Owner shall enter into a written agreement in recordable form confirming the easement as relocated, widened or expanded.
     1.2 Maintenance of Tract II Roadway. The Tract Il Owner agrees for himself and for future owners of Tract II, to at all times maintain in good repair and condition and replace all portions of the Tract II Roadway and to keep the Tract II Roadway, at all times, free and clear from all debris and other obstructions which would or might unreasonably interfere with its use for pedestrian and vehicular traffic. All reasonable costs incurred by the Tract II Owner in maintaining, repairing and replacing the Tract II Roadway shall be paid one-half (1/2) each by the Tract I Owner and Tract II Owner. In addition, in the event the Tract II Roadway is relocated, enlarged, or otherwise altered by the Tract II Owner as permitted by Section 1.1 above, any increase in the cost of maintenance, repair or replacement of the Tract II Roadway resulting from such alteration shall be the sole responsibility of the Tract II Owner.
     1.3 No Prescriptive Rights. The Tract II Owner reserves, for himself and for all present and future owners of Tract II, the right to close off portions of the Tract II Roadway for such reasonable period of time as may be legally necessary to prevent the acquisition of prescriptive rights by any party; provided, however, that any such party closing off any portion of the Tract II Roadway shall effectuate such closing so that no unreasonable interferences occur in the operation of the Tract I Improvements or Tract II Improvements.

ARTICLE II
Tract II Parking Easements
     2.1 Grant of Tract II Parking Easements. The Tract II Owner hereby grants and conveys to the Tract Owner, for the benefit of and appurtenant to Tract I, exclusive easements in, to, over and across the areas on Tract II described in Exhibits E and F and shown on the Site Plan as Parcel 1 and Parcel 2 respectively, a copy of which is attached hereto as Exhibit D, for the purpose of providing 108 parking spaces (the “Parking Easements”) for use by vehicles no longer than full-size passenger automobiles or 1/2 ton pickup trucks.
     2.2 Term of Parking Easements. The Tract II parking easements shall survive for the lease term, including renewals and extensions, of the Lease Agreement dated July ___, 1999, by and between CB Parkway Business Center V, Ltd., a Texas limited partnership, and RealPage, Inc., a Texas corporation.
     2.3 Maintenance of Parking Easements. The Tract II Owner agrees for himself and for future owners of Tract II, to at all times maintain in good repair and condition all portions of the Tract II Parking Easements and to keep the Tract II Parking Easements Roadway, at all times, free and clear from all debris and other obstructions which would or might unreasonably interfere with its use for vehicular parking. All reasonable costs incurred by the Tract II Owner in maintaining, repairing and replacing the Tract II Parking Easements shall be paid by the Tract I Owner.
ARTICLE III
Miscellaneous
     3.1 Binding Effect. Except as expressly set forth herein, the easement and covenants set forth in this Agreement shall run with the land, and shall be binding upon any and all parties hereafter acquiring an interest in Tract I or Tract II, and shall inure to the benefit of and be binding upon the respective successors and assigns of the parties benefited and burdened hereby and shall remain in effect as hereinabove set forth.
     3.2 Exhibits. The exhibits referred to in this Agreement and attached hereto are incorporated herein in full by this reference.
     3.3 Waiver. No failure of any party to exercise any power given to such party hereunder or to insist upon such strict compliance by any other party to its obligations hereunder and no custom or practice of the parties in variance with the terms hereof shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.
     3.4 No Dedication. Nothing contained in this Agreement is intended to, nor shall it be constructed as, dedicating any easement or rights to the public.

     3.5 Enforcement of Obligations. In the event that any party obligated hereunder (the “Obligated Party”) fails to undertake and perform punctually and properly any of his or its duties or obligations set forth in this Agreement, then any other owner of Tract I or Tract II (the “Other Party”) shall give the Obligated Party written notice of such failure and shall give the Obligated Party thirty (30) days after such notice to undertake and perform properly such duty or obligation, unless such obligation cannot be reasonably completed within such thirty (30) day period, in which event the Obligated Party shall commence to complete such obligation within such thirty (30) day period and diligently prosecute to complete same as soon as reasonably practicable, but in no event more than ninety (90) days after said notice. If the Obligated Party fails to so undertake and perform properly such duty or obligation within such thirty (30) day period, or in the event of an obligation which cannot reasonably be completed within such thirty (30) day period, fails to commence to complete such obligation within such thirty (30) day period and thereafter diligently prosecute to complete same as soon as reasonably practicable, but in no event more than ninety (90) days after said notice, then the Other Party may, but shall not be required to, undertake and perform such duty or obligation for and on behalf of the Obligated Party, all costs and expenses of which shall be paid to the Other Party by the Obligated Party. If the Other Party retains an attorney to collect such amount, then the Obligated Party shall also pay reasonable attorney’s fees and costs of collection. Notwithstanding anything to the contrary herein, in the event of an emergency whereby immediate action is required to prevent damage or injury to persons or property, the Other Party may undertake any reasonably necessary obligations of the Obligated Party without prior notice or demand, and shall be entitled to reimbursement of all reasonably incurred expenses in connection therewith as provided herein. Each party hereto hereby grants to the other party hereto and/or reserves, as appropriate, an easement on, over and across the Tract owned by the Obligated Party for any reasonable use in connection with the performance by the Other Party of the obligations of the Obligated Party pursuant to this Section 3.5. In addition to the right of the Other Party to perform the obligations of the Obligated Party pursuant to this Section 3.5, the obligations of any party to this Agreement may be enforced by any other measure available at law or in equity, including without limitation the right to obtain injunctive relief
     3.6 Payments. Where any payments hereunder are owed by an Owner (the “Payor Owner”) to the other Owner (the “Payee Owner”), such payment shall be due and payable within thirty (30) days after the Payor Owner receives written notice from the Payee Owner of the amount thereof together with copies of all applicable receipts and other reasonable verification of such amount, if applicable. If not paid when due, such amounts shall bear interest from the due date at the rate of ten percent (10%) per annum or the highest rate then allowed under applicable law, whichever is lower, until paid. In addition, any proper amounts owed hereunder if not paid when due shall be secured by a lien on the Payor Owner’s Tract, which lien shall be effective upon the recording of a legally sufficient notice thereof in the real property records for Dallas County, Texas. Such lien shall be subordinate to any mortgage or deed of trust now or hereafter affecting such Tract, and any purchaser at any foreclosure or trustee’s sale (as well as any grantee by deed in lieu of foreclosure or trustee’s sale) under any such mortgage or deed of trust shall take title subject only to liens thereafter accruing pursuant to this Section.

     3.7 Amendment. This Agreement, and any rights or interests herein granted, bargained, sold, conveyed, reserved or otherwise provided, may be amended, modified or terminated only by a written and duly recorded agreement signed by all Owners and mortgagees having a valid lien on any portion of the Tracts.
     3.8 Responsibility. Notwithstanding anything to the contrary herein, each Owner shall be liable and responsible for the obligations, covenants, agreements and responsibilities created by this Agreement and for any judgement rendered hereon only to the extent of its respective interest in the land and improvements on its respective Tract.
     3.9 Estoppel Certificates. Each Owner agrees that upon written request of the other Owner, it will issue, within thirty (30) days after receipt of such request, an estoppel certificate stating to the best of the issuer’s knowledge the status of any matter relating to this Agreement or the terms hereof as shall be reasonably requested by the other Owner.
     3.10 Notices. Any notice required or permitted hereunder must be in writing and may be delivered to the respective addresses and numbers of the parties listed below (which addresses and numbers may be changed upon two (2) days notice), either in person, by certified U.S. Mail, by reputable overnight delivery service, or by facsimile copy via telecopy. Any such notice shall be deemed effective upon the earlier of actual delivery, upon the third day following deposit in the U.S. Mail, certified mail with return receipt requested, postage prepaid and properly addressed, or upon successful telecopy transmission as evidenced by acknowledgment of successful transmission by the sending machine.

TRACT I OWNER:	TRACT II OWNER:

CB Parkway Business Center V, Ltd.	CB Midway/Parkway Investors, Ltd.
c/o Billingsley Company	c/o Billingsley Company
2200 Ross Avenue	2200 Ross Avenue
Suite 4800 West	Suite 4800 West
Dallas, Texas 75201	Dallas, Texas 75201
Attn: Barbara A. Erhart	Attn: Barbara A. Erhart
Telephone: (214) 754-1707	Telephone: (214) 754-1707
Telecopy: (214) 754-1754	Telecopy: (214) 754-1754

with copy to:	with copy to:

Baker & Botts, L.L.P.	Baker & Botts, L.L.P.
2001 Ross Avenue	2001 Ross Avenue
Dallas, Texas 75201-2980	Dallas, Texas 75201-2980
Attn: Joel Overton, Jr.	Attn: Joel Overton, Jr.
Telephone: (214) 953-6938	Telephone: (214) 953-6938
Telecopy: (214) 953-6503	Telecopy: (214) 953-6503

     3.11 Waiver of Claims: No Subrogation. Notwithstanding anything herein to the contrary, each Owner hereby waives any rights of recovery against the other, its owners, partners, managers, agents, employees, contractors, tenants, occupants, guests or invitees for any damage or loss that may occur on the Tracts or on or to any improvements thereon or other property therein, by reason of fire, the elements or any other cause which could be insured under a standard all risks insurance policy, regardless of cause or origin, including without limitation any negligent acts or omissions of the other Owner, its owners, partners, managers, agents, employees, contractors, tenants, occupants, guests or invitees, and no insurer shall have any rights of subrogation with respect to the foregoing.
     3.12 Counterparts. This Agreement may be signed by the parties in counterparts, which when taken together, shall constitute a valid, binding and effective agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“TRACT I OWNER”

CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership

By: 15BCO, INC., General Partner

By:

Name:	Barbara A. Erhart
Title:	Vice President

“TRACT II OWNER”

CB MIDWAY/PARKWAY INVESTORS, LTD., a Texas limited partnership

By: 2BCO, INC., General Partner

By:

Name:	Barbara A. Erhart
Title:	Vice President

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me on                      day of                     , 1999, by Barbara A. Erhart, in her capacity as Vice President of 15BCO, INC., a Texas corporation, in its capacity as sole general partner of CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership, on behalf of said corporation and partnership.

Notary Public, State of Texas

Printed Name

My Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me on                      day of                     , 1999, by Barbara A. Erhart, in her capacity as Vice President of 2BCO, INC., a Texas corporation, in its capacity as sole general partner of CB MIDWAY/PARKWAY INVESTORS, LTD., a Texas limited partnership, on behalf of said corporation and partnership.

Notary Public, State of Texas

Printed Name

My Commission Expires:
EXHIBITS:
Exhibit A — Legal Description of Tract I
Exhibit B — Legal Description of Tract 11
Exhibit C — Legal Description of Tract 11 Roadway
Exhibit D — Site Plan Abstract
Exhibit E — Legal Description of Tract 11 Parking Easement (Parcel 1)
Exhibit F — Legal Description of Tract II Parking Easement (Parcel 2)

MORTGAGEE’S CONSENT
     The undersigned (“Mortgagee”) is the current beneficiary under, and the sole owner of, a certain promissory note secured by that certain Deed of Trust, Mortgage and Security Agreement dated effective as of October 14, 1998, and recorded in Volume 4198, Page 00062, Official Public Records of Real Property of Denton County, Denton County, Texas, which encumbers Tract I. Mortgagee has joined in the execution hereof for the purposes of evidencing its consent to this Agreement and the easements created hereby.

“MORTGAGEE”

GUARANTY FEDERAL BANK, F.S.B., a Federal savings bank

By:

Name:

Title:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me on ___day of                     , 1999, by Susan Clarkson, in her capacity as Vice President of GUARANTY FEDERAL BANK, F.S.B., a Federal savings bank, on behalf of said savings bank.

Notary Public, State of Texas

Printed Name
My Commission Expires:

Exhibit A
4000 International Parkway
Legal Description
WHEREAS CB PARKWAY BUSINESS CENTER V, LTD. is the sole owner of all of the following described 9.672 acre tract of land situated in the D. Andrews Survey, Abstract No. 1455 in the City of Carrollton, Denton County, Texas, said 9.672 acre tract being comprised of two tracts (0.006 acres and 0.359 acres) out of the D. Andrews Survey, Abstract No. 1455 conveyed to CB PARKWAY BUSINESS CENTER V, LTD. by deed recorded in Denton County, Texas Clerk’s file Number 98-R0092891 and being 9.307 acres (all of Lot 1 of Block 1 of International Business Park Subdivision to the City of Carrollton, Texas as recorded in Cabinet 0, Slide 352 of the Plat Records of Denton County, Texas) out of the 9.554 acre tract of land conveyed to CB PARKWAY BUSINESS CENTER V, LTD. by deed recorded in Volume 4142, Page 821 of the Real Property Records of Denton County, Texas, and being more particularly described as follows:
BEGINNING at a set “X” cut in concrete at the northeast corner of said Lot 1 of Block I of the International Business Park Subdivision, said point being on the west right of way line of Midway Road (110 foot wide right of way at this point);
THENCE South 1 degree 38 minutes 21 seconds West, along the west right of way line of Midway Road, a distance of 254.04 feet to a 1/2-inch iron rod with yellow plastic cap stamped “HALFF ASSOC., INC.” (Hereinafter referred to as “with cap”) set at an angle point in said Midway Road right of way;
THENCE South 5 degrees 27 minutes 09 seconds West continuing along said west right or’ way line a distance of 150.35 feet to a 59/64 — inch iron rod with cap set for corner;
THENCE South 1 degree 38 minutes 21 seconds West continuing along said west right of way line a distance of 135.81 feet to a 59/64 -inch iron rod with cap set at the point of curvature of a circular curve to the right having a radius of 80.00 feet and whose long chord bears South 49 degrees 05 minutes 22 seconds West a distance of 117.87 feet;
THENCE in a southwesterly direction along the west right of way of Midway Road and the north right of way of International Parkway and along said curve to the right through a central angle of 94 degrees 54 minutes 02 seconds, an arc distance of 132.51 feet to a 1/2-inch iron rod with cap set at the point of compound curvature of a circular curve to the right having a radius of 1215.00 feet and whose long chord bears North 79 degrees 14 minutes 35 seconds West a distance of 178.72 feet;
THENCE westerly along the north right of way line of International Parkway (a 110 foot wide right of way at this point) and along said curve through a central angle of 8 degrees 25 minutes 49 seconds, an arc distance of 178.88 feet to a 1/2-inch iron rod with cap set for corner;
THENCE North 72 degrees 57 minutes 46 seconds West, continuing along the north right of way line of International Parkway (through a transition in right of way width to 100 feet wide), a distance of 162.38 feet to a I/2-inch iron rod with cap set at the beginning of a non-tangent circular curve to the right having a radius of 1220.00 feet and whose long chord bears North 65 degrees 07 minutes 30 seconds West a distance of 96.06 feet;
THENCE northwesterly, continuing along the north right of way line of International Parkway (with a right of way width of 100 feet) and along said curve through a central angle of 4 degrees 30 minutes 45 seconds, an arc distance of 96.08 feet to a 59/64 -inch iron rod with cap set for the point of tangency;
THENCE North 62 degrees 52 minutes 08 seconds West, continuing along the north right of way line of International Parkway, a distance of 246.21 feet to a 59/64 -inch iron rod with cap set for the point of curvature of a circular curve to the right having a radius of 1743.46 feet and whose long chord bears North 58 degrees 35 minutes 54 seconds West a distance of 259.66 feet;
THENCE northwesterly, continuing along the north right of way line of International Parkway, and along said curve through a central angle of 8 degrees 32 minutes 28 seconds, an arc distance of 259.90 feet to a I/2-inch iron rod with cap set for the southwest corner of said Lot 1 of Block 1;
THENCE North 35 degrees 40 minutes 20 seconds East, departing said north right of way line of International Parkway and along the west line of said Lot 1 of Block 1, a distance of 99.24 feet to a 1/2- inch iron rod with cap set at an angle point in the west line of said Lot 1 of Block 1;
THENCE North 01 degrees 38 minutes 21 seconds East along the west line of said Lot 1 of Block 1 a distance of 5.13 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE North 88 degrees 21 minutes 39 seconds West departing from said Lot 1, Block 1 west line a distance of 12.00 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE North 01 degrees 38 minutes 21 seconds East a distance of 22.00 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE South 88 degrees 21 minutes 39 seconds East a distance of 12.00 feet to a 1/2-inch iron rod with cap set on the west line of said Lot 1 of Block 1;
THENCE North 01 degrees 38 minutes 21 seconds East along the west line of said Lot 1 of Block 1 a distance of 19.00 feet to a 1/2-inch iron rod with cap set at the most westerly northwest corner of said Lot 1 of Block 1,
THENCE-South 88 degrees 21 minutes 39 seconds East along the most westerly north line of said Lot 1 of Block I a distance 32.00 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE North 01 degrees 38 minutes 21 seconds East departing from said westerly north line of Lot 1 of Block 1 a distance of 32.00 feet to a 1/2-inch iron rod with cap set for a corner;

THENCE South 88 degrees 21 minutes 39 seconds East a distance of 341.15 feet to set “X” cut for corner; THENCE North 01 degrees 38 minutes 21 seconds East a distance of 115.02 feet to a set “X” cut for corner
THENCE South 88 degrees 21 minutes 39 seconds East a distance of 32.00 feet to a set “X” cut for corner at the most northerly northwest corner of said Lot 1 of Block 1;
THENCE South 88 degrees 21 minutes 39 seconds East along the most easterly north line of said Lot 1 of Block 1 a distance of 537.07 feet to the POINT OF BEGINNING and containing 421,299 square feet or 9.672 acres of land more or less.

Exhibit B
Proposed Phase VI Office Building
Legal Description

Exhibit C
Tract II Roadway
Legal Description

Exhibit D

Exhibit E
Tract II Parking Easement
(Parcel I — Legal Description)
26 Parking Spaces

Exhibit F
Tract II Parking Easement
(Parcel 2 — Legal Description)
82 Parking Spaces

EXHIBIT G
JANITORIAL SPECIFICATIONS
I.	JANITORIAL SERVICE SPECIFICATIONS FOR TENANT SUITES, COMMON AREAS ON TENANT-OCCUPIED FLOORS AND TENANT COMPUTER ROOMS.
a.	Nightly Services
i.	All surface areas, desks, file cabinets, counter tops, book shelves, credenzas, computer screens and other equipment will be dusted. Desk tops will be wiped down but no papers will be moved. All ashtrays and urns will be emptied and wiped.

ii.	All carpeted areas will be vacuumed. Carpets will be spot cleaned where needed. All hard surface floors will be swept with a dust mop then damp mopped.

iii.	All trash receptacles will be emptied and wiped down. Liners will be changed whenever necessary. Garbage will be taken to the designated areas for trash removal.

iv.	All magazines will be straightened. Glass top desks, glass doors, partitions, light switches and walls will be cleaned to remove smudges and fingerprints.

v.	All stairwells will be vacuumed and swept as well as dusted.

vi.	The elevator will be vacuumed and fingerprints removed from wall surfaces.

vii.	All kitchen countertops, tables and cupboard doors in break rooms will be cleaned and disinfected. Hand prints and smudges will be removed from the exterior of the refrigerator as well as any other appliances. Microwaves will be cleaned inside and out. Sinks and other chrome areas will be cleaned and polished.

viii.	Mugs, plates and glasses will be placed in the dishwasher and washed only if they are placed in the break room sink by company employees. Dishes will not be removed from the dishwasher.

ix.	All fixtures and appliances in the restrooms will be cleaned and sanitized. All chrome and mirrors will be cleaned and polished. Toilet paper and paper towels will be replenished as needed in restrooms.

x.	All commodes and urinals will be cleaned with a germicidal disinfectant. The use of an emulsion bowl cleaner will be used whenever necessary.

xi.	Restroom floors will be cleaned using a germicidal disinfectant.

xii.	Light bulbs will be replaced as needed.
b.	Weekly Services
i.	All pictures and door frames will be dusted.

ii.	Partitions and walls in the restrooms will be completely wiped down with a germicidal disinfectant.

iii.	All VCT floors will be buffed.
c.	Monthly Services
i.	All mini-blinds and A/C vents will be dusted.

ii.	All interior windows will be cleaned.

iii.	All VCT floors will be waxed (more often as necessary)
d.	Quarterly Services
i.	All exterior windows will be cleaned.

EXHIBIT H
SIGNAGE
     Subject to all applicable laws, ordinances and permit requirements, Tenant shall have the right, at its sole cost and expense, to install its identification on the parapet of the Building in locations reserved for use by Tenant as identified on Exhibit A-3. The size, location, quality, color and design of such signage, the contractor selected by Tenant to manufacture and install the signage, and the method of installation thereof shall all be subject to the generally applicable sign criteria established for the Building (a copy of which is attached to the Lease as Exhibit H-1) and Landlord’s approval, which shall not be unreasonably delayed, withheld or conditioned. Tenant shall be responsible for all aspects of its signs including not by limitation the cost (not including the cost of the monument itself, which shall be paid by Landlord), design, fabrication, permitting and installation (subject to Landlord’s supervision) of such signs, running electrical wiring to such signs, and providing and/or paying for electricity to such signs.
     Tenant shall be solely responsible for the operation, maintenance, repair and replacement of its signage and all related expenses, and shall keep same operational and in good condition and repair. Tenant shall, at its expense, remove all its signage, prior to expiration of the Term (as may be extended) or termination of the Lease and shall make all necessary repairs to the Building, upon such removal. If Tenant fails to remove its signage and make all necessary repairs as required herein, Landlord may do so at Tenant’s expense. In such event, Landlord shall not be liable for any damage to Tenant’s signage, and may retain, sell, or otherwise dispose of such signage without obligation or liability to Tenant.
     Tenant shall indemnify and hold Landlord harmless from and against all claims, costs, and liabilities of whatever kind or nature relating to the installation, existence, operation, maintenance, repair, replacement and removal of Tenant’s signage.
     Landlord will not permit the placement of any other signs on the parapet of the Building until and if the current tenant on the third floor (or its successors or assigns) vacates the Building. If the lease with the current tenant of the third floor of the Building terminates for any reason, Landlord will cause such tenant’s signs to be removed from the Building and will allow Tenant to relocate one or both of Tenant’s parapet signs, at Tenant’s cost, to these locations if desired.

EXHIBIT H-1
SIGNAGE CRITERIA
SIGN CRITERIA
The purpose of this sign criteria is to create a graphic environment that is individual and distinctive in identity for the Tenant and also compatible with other signs on this and future buildings. The total concept should give an impression of quality, professionalism and instill a good business image. Lettering shall be well proportioned and its design, spacing and legibility shall be a major criterion for approval.
The following specifications are to be used for the design of your sign: however, in all cases, final written approval must be obtained from the lessor prior to the manufacturing or installation of any signage. Lessor shall make all final and controlling determinations concerning any questions of interpretations of this sign policy.
NOTICE: Written approval and conformance with these specifications does not imply conformance with local City and County sign ordinances. Please have your sign company check with local authorities to avoid non-compliance with local codes.
Exterior Signs
A.	REQUIRED SIGNS
1.	Tenant shall be requested to identify its premises by erecting two (2) signs which shall be attached directly to the building parapet as described hereinafter.
B.	TYPE OF SIGN
1.	Internally illuminated acrylic faced, individual letters raceway mounted on building face. Letters shall appear black when not illuminated, white when illuminated.
C.	SIZE OF SIGN
1.	Placement: All signs shall be designed to fit entirely within a horizontal band 48 inches high, from 12 inches below the top of parapet to 60 inches below the top of parapet, ascending and descending characters included.

2.	Sign locations for individual tenants are to be as agreed with Owner. Maximum allowable areas per building elevation:

North elevation, north wing (aggregate):	67.5’	maximum length, 180 sf. area
North elevation, south wing (aggregate):	67.5’	maximum length, 180 sf. area
East elevation, north wing (aggregate):	135.0’	maximum length, 360 sf. area

East elevation, south wing (aggregate):	225.0’	maximum length, 600 sf. area
West elevation, north wing (aggregate):	225.0’	maximum length, 600 sf. area
3.	Depth — 6” minimum, or as required to diffuse neon stroke for uniform appearance.

4.	Height — not to exceed 40” . Multiple Rows — not to exceed 40” in total height including spaces between rows: Minimum Letter Size — 10”.
D.	TYPE OF SIGN
1.	Any style (block or script) may be used. Upper and lower case letters are allowed. Lessor will have final review over height increases for script letters.

2.	Logos in addition to signage must be approved. They must be proportionate to height of parapet and sign and in same color as signage.

3.	Box type signs will not be permitted.
E.	COLOR OR SIGN
1.	Signs are to appear black when not illuminated, and white when illuminated.

2.	Face is to be Rohm & Haas Plexiglass. Color permitted: as required to provide day black/night white effect.

3.	Returns: Flat Black.

4.	Trim Cap: 1” Flat Black Jewel Lite.
F.	CONSTRUCTION OF LETTERS
1.	Individual channel letters up to 40” high to have 1/8” plexiglass faces.

2.	Returns: .063 aluminum gauge (minimum).

3.	Backs: .080 aluminum gauge (minimum).

4.	No armor plate or wood in the manufactured returns may be used.

5.	Letter fabrication to be welded. Riveted construction not acceptable.
G.	ILLUMINATION AND WIRING
1.	All signs must be UL labeled.

2.	Illumination shall be with 15 mm and 30mm 6500 degree white neon tubing, and shall be uniform. Provide number of neon strokes adequate to provide uniform lighting across width and length of letter stroke.

3.	Secondary Wiring -All transformers and secondary wiring are to be concealed behind parapets or within ceiling plenum.

4.	Electrical power shall be brought to required location at Tenant’s expense. Routing and location of conduit and other required items shall not be visible on front of parapet.

5.	Final electrical connection of sign to transformer box will be performed by a licensed electrician approved by Landlord. Sign timer controls for all tenants to be set per Landlord requirements.
H.	PLACEMENT AND INSTALLATION
1.	General Notes
a.	Letters are to be located on signage area of building as determined by Landlord.

b.	Attachment of signage to meet U.L. Standards. No exposed wiring is permitted.

c.	All fasteners used are to be non-corrosive.

d.	Tenant will be responsible for all damage to the building incurred during sign installation or removal.

e.	Tenant submittals for lighting approval shall indicate methods of attachment to building face. Tenants should be aware that building face is 8” concrete tilt wall.
I.	SUBMITTAL FOR APPROVAL
1.	Prior to awarding a contract for fabrication and installation, Tenant shall submit three (3) sealed drawings for final review and approval to:

Billingsley Property Services Texas Commerce Tower 2200 Ross Avenue, Suite 4800 West Dallas, Texas 75201 Attention: Becky Rowland, Property Manager

2.	Elevation of building fascia and sign shall be drawn using a minimum 1/4” = 1’ — 0” scale.

3.	Drawing shall indicate the following specifications: Type, color and thickness of plexiglass, type of materials, finish used on return, type of illumination and mounting method. Tenant’s sign contractor shall first visit the site to verify existing conditions prior to preparation of shop drawings, information needed to prepare submittals shall also be obtained during the visit.

4.	Drawings must include fascia cross section showing electrical connections.
J.	PERMITS
1.	All City permits and approvals from the landlord are required prior to sign fabrication.
K.	WINDOW SIGNS
1.	No window signs are permitted.
L.	MONUMENT SIGNS
1.	Tenants shall provide identification signs per Owner’s criteria for mounting on monument sign.

2.	All single-tenant buildings, signs shall be 10” high metal letters with black baked-on gloss finish, in Universe 67 letter style.

3.	At multi-tenant buildings, signs shall be 6” high metal letters with black baked-on gloss finish, in Universe 67 letter style.
M.	SECONDARY ENTRY SIGNS
1.	Not allowed.
N.	THE FOLLOWING ARE NOT PERMITTED:
1.	Roof signs or box signs

2.	Cloth signs hanging in front of business

3.	Exposed seam tubing

4.	Animated or moving components

5.	Intermittent or flashing illumination

6.	Iridescent painted signs

7.	Letters mounted or painted directly on illuminated panels

8.	Signs or letters painted directly on any surface except as herein provided

9.	The names, stamps or decals of manufacturers or installers shall not be visible except for technical data (if any) required by governing authorities.
Interior Signs
A.	Interior signs identifying fixed building elements, and two building directions identifying Tenant Names and Suite Numbers, will be provided by Landlord.
1.	Signs Included:

a.	Building Directory (Lobby)

b.	Building Directory (South Vestibule)

c.	Suite Number Identification

d.	Stair Identification

e.	Toilet Room Identification

f.	Identification of Mechanical Spaces

g.	Emergency Egress Directions
B.	Tenant Identification signs for suite entries are to be provided by each tenant. These are to be wall mounted adjacent to entrance doors. Sign size and location shall comply with all local codes and ordinances, as well as ADA/TAS.
1.	Size: 24 inches high maximum; 48 inches wide maximum; 4 sf. maximum overall, as defined by a rectangle surrounding a regularly shaped sign, or as defined in the case of an irregularly shaped sign by a rectilinear perimeter of not more than eight (8) straight lines enclosing the extreme limits of any figure or character.

2.	Color: At tenant’s option subject to approval by Landlord.

3.	Illumination: Not Allowed.

4.	Content: Text and logos acceptable, subject to size limitations.
C.	Tenant signs within tenant space provided by tenant if desired. Size, color, configuration, illumination and content at Tenant’s option subject to approval by Landlord.

EXHIBIT I
TENANT’S PREFERENTIAL RIGHT TO LEASE
1.	Tenant shall have a continuing right of first refusal to lease any space on the third floor of the Building (hereinafter referred to as the “Expansion Space”) during the term of this Lease and any renewal or extension thereof. If, at any time following the date of this Lease, Landlord receives a bona fide offer from a third party, other than the existing tenant or its Affiliates, to lease all or any portion of the Expansion Space or if Landlord extends to a third party a bona fide offer to lease all or any portion of the Expansion Space which such third party is willing to accept, then in either such event Landlord shall give written notice to Tenant of such bona fide offer and shall include in such notice the rental rate and all other economic terms of such offer. Tenant shall have ten (10) business days following the receipt of such notice to determine whether or not it desires to lease such Expansion Space on the same terms and conditions contained in such offer. The failure of Tenant to exercise its right of first refusal as to any space covered by the notice delivered pursuant to this Exhibit shall not terminate the obligation of Landlord to again offer that space to Tenant pursuant to the terms and conditions of this Exhibit should the space again become available. Moreover, if Landlord does not lease the Expansion Space to the third party that is the subject of the bona fide offer within one hundred-eighty (180) days after the end of the ten (10) business day period on substantially the same terms and conditions as set forth in the bona fide offer, then Tenant shall again be entitled to the right of first refusal before Landlord can lease the Expansion Space to another tenant, including such third party. Tenant may not exercise its rights under this Exhibit if an Event of Default exists at the time of the delivery of the notice from Landlord to Tenant. Landlord warrants that there are no outstanding rights to lease all or any portion of the Expansion Space (other than the lease with the existing tenant in such space.)
2.	Tenant’s rights under this Exhibit shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated or (b) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises (excluding Permitted Transfers).

EXHIBIT J
RIGHT TO USE ROOF
     Subject to all requirements contained within Section 7 in the Lease, and further subject to any applicable governmental ordinances, permits, fees or other applicable requirements or limitations, Tenant may utilize a portion of the roof of the Building for the placement of telecommunications, additional air conditioning and/or similar equipment for use in connection with Tenant’s business and use of the Premises (the “Roof Improvements”). Prior to the installation, Tenant shall submit for Landlord’s reasonable approval detailed plans and specifications for any Roof Improvements. Landlord shall have the right to reasonably control and/or limit the size, location, color, design and screening (all equipment must fit within the existing screen and not be visible above the screen) of the Roof Improvements, the contractor selected by Tenant to manufacture and install the Roof Improvements, and the method of installation. Subject to such control by Landlord, Tenant shall be responsible for all aspects of the Roof Improvements including not by limitation the cost, design, fabrication, permitting, installation (subject to Landlord’s supervision), operation, maintenance, repair, replacement and removal thereof, running electrical or other wiring, and providing electricity to the Roof Improvements. Tenant’s Roof Improvements shall not interfere with the location or operation of the existing equipment on the roof.
     Landlord agrees that it will not permit the installation of any other rooftop equipment for the benefit of another tenant if Tenant can remonstrate (through third-party engineering or consultant reports) that such installation will cause material interference with Tenant’s communications equipment.
     Tenant shall pay Landlord the then prevailing market rate for roof top use of telecommunications equipment, which is $100 per item per month as of this date.
     Tenant shall keep all Roof Improvements operational and in good condition and repair. Tenant shall, at its expense, remove all Roof Improvements prior to expiration of the Term (as may be extended) and shall make all necessary repairs to the Building upon such removal. Landlord may require such removal and repair upon thirty (30) days notice to Tenant in the event of an Event of Default which is not cured within said thirty (30) day period. If Tenant fails to remove any Roof Improvements and make all necessary repairs as required herein, Landlord may do so at Tenant’s expense. In such event, Landlord shall not be liable for any damage to any Roof Improvements, and may retain, sell, or otherwise dispose of such items without obligation or liability to Tenant.
     Tenant shall indemnify and hold Landlord harmless from and against all claims, costs, and liabilities of whatever kind or nature relating to the installation, existence, operation, maintenance, repair, replacement and removal of any Roof Improvements.

EXHIBIT K
GUARANTY
     As a material inducement to Landlord to enter into the Lease, the undersigned (“Guarantor”) hereby unconditionally and irrevocably guarantees the complete and timely performance of each obligation of Tenant under the Lease and any extensions or renewals of and amendments to the Lease. The amount of the Guaranty shall equal the accrued but unpaid obligations of Tenant under Sections 4, 7, 9, 10(c), 16(a), 20 and 23(a) of the Lease, limited to an aggregate guaranteed amount of $1.4 million. The Guaranty shall remain in effect until Tenant maintains a tangible net worth of $10 million for two (2) consecutive quarterly reporting periods following the initial twelve (12) months of occupancy. This Guaranty is an absolute, primary, continuing, and general guaranty of payment and performance and is independent of Tenant’s obligations under the Lease. Guarantor waives any right to require Landlord to (a) join Tenant with Guarantor in any suit arising under this Guaranty, (b) proceed against or exhaust any security given to secure Tenant’s obligations under the Lease, or (c) pursue or exhaust any other remedy in Landlord’s power. Landlord may, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time, compromise, extend or otherwise modify any or all of the terms of the Lease. Guarantor hereby waives all demands for performance, notices of performance, and notices of acceptance of this Guaranty. The liability of Guarantor under this Guaranty will not be affected by (1) the release or discharge of Tenant from, or impairment, limitation or modification of, Tenant’s obligations under the Lease in any bankruptcy, receivership, or other debtor relief proceeding, whether state or federal and whether voluntary or involuntary; (2) the rejection or disaffirmance of the Lease in any such proceeding; or (3) the cessation from any cause whatsoever of the liability of Tenant under the Lease. Guarantor shall pay to Landlord all costs incurred by Landlord in enforcing this Guaranty (including, without limitation, reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the maximum aggregate liability of Guarantor hereunder is $1.4 million, and upon the payment by Guarantor of such amount to Landlord under this Guaranty, the liability of Guarantor shall terminate and Guarantor shall have no further liability to Landlord.

By: Name:	/s/ Stephen T. Winn Stephen T. Winn

EXHIBIT L
JOE FOSTER COMPANY COMMISSION AGREEMENT
     This Standard Brokers Commission Agreement (this “Agreement”) is entered into effective as of                     , 1999 between CB Parkway Business Center V, Ltd. (“Owner”) the Owner of International Business Park (the “Project”) such project being further described on the legal description attached hereto as Exhibit “B”, and Joe Foster Company (“Broker”) with reference to Broker’s efforts in procuring prospective tenants for the Project.
     1. Payment of Commissions.
          a. Commission Structure. If Owner executes a lease for space in the Project with a tenant registered by Broker as herein provided, then subject to the terms of this Agreement, Owner shall pay a commission to Broker equal to four and one- half percent (4.5%) of the Base Rent (hereafter defined) payable under such lease during its initial term, payable as follows: one-half (1/2) upon execution of the lease and approval of the lease by the party holding the first lien mortgage indebtedness against the Project and one-half (1/2) upon commencement of the term of the lease, occupancy by tenant of the leased premises and upon commencement of payment of Base Rent under the lease. Payments of commissions shall be made to Broker and delivered to the following:
5400 LBJ Freeway
Suite 900
Dallas, Texas 75240
The total commission derived by multiplying four and one-half percent (4.5%) by the Base Rent shall be reduced by $420,000. $250,000 shall never be paid back to Broker, the remaining $170,000 shall be paid back upon one of the following events to occur; (1) RealPage, Inc. renews the Lease or (2) RealPage, Inc. expands beyond the original 98,223 rentable square feet. In the event of a renewal, Broker shall be paid the entire $170,000. In the event of an expansion, the Broker shall earn the $170,000 at a rate of $2.83 per square foot of the expansion area, payable beginning with an aggregate expansion of at least 15,000 rentable square feet.
          b. Base Rent. For the purposes of this Agreement, “Base Rent” shall mean the aggregate base rental provided for in the lease in question, but excluding the following: Escalations in excess of the initial basic rental; amortization of or lump sum payment for special leasehold improvements or improvements above $22.00 per rentable square foot; additional rentals or expense billings for special tenant services; cancellation or penalty payments for termination rights contained in the lease; late payment charges; utility charges, operating expense charges and other sums designated as “additional rent” under the lease; percentage rentals; parking rentals; rentals for transmitters, receivers, and other communication equipment; security deposits; rentals for services or facilities made available to tenant at locations other than the premises covered by the lease (except for storage areas); rentals credited to tenant by reason of a lease assumption and rent abatements (for the purposes of this exclusion, there shall also be deducted in determining Base Rent any amount paid by landlord in respect of a lease assumption other than by way of credit against the tenant’s obligation under the lease); and rentals payable upon continuation of a tenancy on a month-to-month basis after expiration or termination of the lease term.
          c. Termination Rights. In determining the length of the initial term of any lease hereunder, there shall be excluded any portion of the lease term as to which a tenant has a cancellation right until such time as such right has lapsed or expired, unless such cancellation right requires Tenant to pay Owner a cancellation fee which offsets unamortized commissions in which case Owner shall pay all of the commission due as if there were no cancellation right.
          d. Broker Expenses. Broker shall be solely responsible for paying all expenses incurred by it in performing its activities with regard to leasing space in the Project.
     2. Lease Conditions.
          a. Term. All leases with respect to which a commission is to be payable under this agreement shall have a term of not less than three (3) nor more than ten (10) years.
          b. Form. All leases shall be on Owner’s standard form of lease with reasonable modifications thereto.
     3. Registration Procedure.
          a. Initial Registration. Owner has received the letter of authorization from the prospective Tenant which is attached hereto as Exhibit “C” and deems said prospective Tenant as registered with Owner.
          b. Effectiveness of Registration. Registrations hereunder shall remain in effect only so long as there is active and substantial progress towards consummating a lease as evidenced by meetings and exchange of substantive correspondence between Owner and the prospective tenant. If a period of forty-five (45) days elapses within which no meetings or lease negotiations occur, a registration shall automatically terminate. Broker undertakes responsibility for the status of negotiations and of registration hereunder, and agrees that Owner shall have no obligation to inform Broker of the termination of any registration or of registration of a prospective tenant by another broker.
          c. Duplicate Registrations. If for any reason whatsoever more than one registration is alleged to be in effect for a particular prospective tenant, Owner shall nevertheless be obligated to pay only a single commission in respect of a lease with that tenant, and Owner’s obligation shall not exceed that payable if only one registration were in effect. Owner shall pay the commission to the party who, in the judgment of Owner and tenant, had the greatest involvement in the lease negotiations with that tenant.

     4. General Matters.
          a. Nature of Obligations. The obligations of Owner and Broker hereunder are contractual obligations between them only, and Broker acknowledges and agrees that it has no rights, liens, or claims of any nature against the Project or any other party having an interest in or lien secured by the Project. Recourse against Owner hereunder shall be limited to proceeding against Owners’ interest in the Project or the proceeds of disposition of the Project.
          b. Successors and Assigns. Broker may not assign its rights hereunder without the express written consent of Owner. Should Owner sell the Project to a third party (a “Project Buyer”), then Owner shall be relieved of any further obligations hereunder except for leases that were executed before the sale of the Project, however, if the Project Buyer assumes in writing Owner’s obligations hereunder for such leases, then Broker shall look solely to the Project Buyer for satisfaction of such obligations and Owner shall be released therefrom. Should any party holding a lien against the Project succeed to the ownership thereof by virtue of foreclosure or conveyance in lieu of foreclosure, such party shall have no obligation or liability to Broker under this Agreement, nor shall Owner. This Standard Brokers Commission Agreement shall be made part of the Lease as an Exhibit.
          d. Payment from Other Sources. Broker represents that it will not contract for or receive any payment from any space planner, interior decorator, contractor, or other party with reference to any lease in the Project with a tenant for which Broker is acting unless the same is disclosed in writing to Owner and the tenant. Any breach of the provisions of this Section 4.d. shall relieve Owner of all obligations under this Agreement, and Broker shall repay to Owner all commissions theretofore paid to Broker by Owner hereunder.
          e. Broker’s Representation. Broker represents that is duly licensed as a real estate broker under the laws of the State of Texas. Broker is the prospective Tenants representative and does not represent the Owner.
          f. Owner’s Interest. Broker shall look solely to Owner’s interest in the Project for the recovery of any judgement against Owner for failure to perform under this Agreement, and Owner (and its partners, shareholders and agents) shall not be personally liable for any such judgement therefore.
          g. Confidentiality. Broker shall endeavor not to, at any time either during or subsequent to the negotiations of a lease between Owner and a prospective tenant represented by Broker, disclose to any person or entity (including any other prospective tenant or client of Broker) any of the contents of the negotiations between Owner and such prospective tenant or, if a lease is entered into between Owner and such prospective tenant, any terms of the lease. If Broker or any of its employees, agents, or contractors willfully discloses any such information, then Broker shall pay to Owner all commissions theretofore paid to Broker under the terms of this Agreement for the lease in question, and all of Broker’s rights to future commissions hereunder shall terminate with respect to such lease, including without limitation, those for commissions for the tenant’s exercise of any expansion or renewal rights under the lease.

PROJECT: INTERNATIONAL BUSINESS PARK

PROSPECTIVE TENANT: REALPAGE, INC.

OWNER:		BROKER:

CB Parkway Business Center V, Ltd.		Joe Foster Company

By:	/s/ Barbara A. Erhart	By:	/s/ James J. Struble

Name:	Barbara A. Erhart	Name:	James J. Struble
Title:	Vice President	Title:	Sr. V.P.

EXHIBIT “A”
     This Exhibit “A” is attached to and made a part of, and supplements, the Standard Brokers Commission Agreement (the “Agreement”) dated                     , 1999, between CB Parkway Business Center V, Ltd. as Owner and Joe Foster Company as Broker.
     Section 1. Payment of Commissions on Renewals or Expansions. Additional commissions shall be payable to Broker in connection with renewals of lease terms or leasing of additional space (expansions) in accordance with the terms hereof. If an additional commission is earned as herein provided the commission structure shall be as follows:
     a. Renewals. Broker shall be paid a then-current market commission for renewals of existing tenants, payable when tenant accepts occupancy of the space covered by the renewal and Owner receives the initial payment of Base Rent as to the renewal term;
     b. Expansions. Four and one-half percent (4 1/2%) of the aggregate Base Rent payable to Owner in respect of the additional space leased, payable when tenant accepts the space in question and Owner receives the initial payment of Base Rent with regard thereto.
     Section 2. Conditions Precedent to Payment of Additional Commissions. Broker shall not be entitled to receive a commission as to renewals or expansions as herein provided unless Broker is actively involved in representing the tenant in connection with negotiation of the renewal or expansion in question; unless such renewal or expansion right is completely negotiated (including term, rate, concessions, etc.), in which case Broker shall be entitled to a commission. Tenant shall in good faith determine whether or not Broker is so involved, based upon attendance at meetings and active substantial participation in negotiations. If a tenant directly negotiates a renewal or expansion right or exercises an option provided for in its lease without involvement of Broker, then no additional commissions shall be payable, unless such renewal or expansion right is completely negotiated (including term, rate, concessions, etc.) in which case Broker shall be entitled to a commission.
     Section 3. Limitation on Total Commission. Notwithstanding anything herein or in the Agreement to the contrary, no commission shall be due as to the portion of any lease term that exceeds twenty (20) years, including the initial primary term and any and all renewal terms.

INITIALED FOR IDENTIFICATION
/s/ BAE
OWNER

/s/JJS
BROKER

EXHIBIT B
LEGAL DESCRIPTION OF THE LAND
LEGAL DESCRIPTION
WHEREAS CB PARKWAY BUSINESS CENTER V, LTD. is the sole owner of all of the following described 9.672 acre tract of land situated in the D. Andrews Survey, Abstract No. 1455 in the City of Carrollton, Denton County, Texas, said 9.672 acre tract being comprised of two tracts (0.006 acres and 0.359 acres) out of the D. Andrews Survey, Abstract No. 1455 conveyed to CB PARKWAY BUSINESS CENTER V, LTD. by deed recorded in Volume                      , Page                      of the Real Property Records of Denton County, Texas and being 9.307 acres (all of Lot 1 of Block 1 of International Business Park Subdivision to the City of Carrollton, Texas as recorded in Cabinet 0, Slide 352 of the Plat Records of Denton County, Texas) out of the 9.554 acre tract of land conveyed to CB PARKWAY BUSINESS CENTER V, LTD. by deed recorded in Volume 4142, Page 821 of the Real Property Records of Denton County, Texas, and being more particularly described as follows:
BEGINNING at a set AX@ cut in concrete at the northeast corner of said Lot 1 of Block 1 of the International Business Park Subdivision, said point being on the west right of way line of Midway Road (110 foot wide right of way at this point);
THENCE South 1 degree 38 minutes 21 seconds West, along the west right of way line of Midway Road, a distance of 254.04 feet to a 1/2-inch iron rod with yellow plastic cap stamped AHALFF ASSOC., INC.@ (Hereinafter referred to as Awith cap) set at an angle point in said Midway Road right of way;
THENCE South 5 degrees 27 minutes 09 seconds West continuing along said west right of way line a distance of 150.35 feet to a 59/64 — inch iron rod with cap set for corner;
THENCE South 1 degree 38 minutes 21 seconds West continuing along said west right of way line a distance of 135.81 feet to a 59/64 -inch iron rod with cap set at the point of curvature of a circular curve to the right having a radius of 80.00 feet and whose long chord bears South 49 degrees 02 minutes 22 seconds West a distance of 117.87 feet;
THENCE in a southwesterly direction along the west right of way of Midway Road and the north right of way of International Parkway and along said curve to the right through a central angle of 94 degrees 54 minutes 02 seconds, an arc distance of 132.51 feet to a 1/2-inch iron rod with cap set at the point of compound curvature of a circular curve to the right having a radius of 1215.00 feet and whose long chord bears North 79 degrees 14 minutes 35 seconds West a distance of 178.72 feet;
THENCE westerly along the north right of way line of International Parkway (a 110 foot wide right of way at this point) and along said curve through a central angle of 8 degrees 25 minutes 49 seconds, an arc distance of 178.88 feet to a 1/2-inch iron rod with cap set for corner;

THENCE North 72 degrees 57 minutes 46 seconds West, continuing along the north right of way line of International Parkway (through a transition in right of way width to 100 feet wide), a distance of 162.38 feet to a 1/2-inch iron rod with cap set at the beginning of a non-tangent circular curve to the right having a radius of 1220.00 feet and whose long chord bears North 65 degrees 07 minutes 30 seconds West a distance of 96.06 feet;
THENCE northwesterly, continuing along the north right of way line of International Parkway (with a right of way width of 100 feet) and along said curve through a central angle of 4 degrees 30 minutes 45 seconds, an arc distance of 96.08 feet to a 59/64 -inch iron rod with cap set for the point of tangency;
THENCE North 62 degrees 52 minutes 08 seconds West, continuing along the north right of way line of International Parkway, a distance of 246.21 feet to a 59/64 -inch iron rod with cap set for the point of curvature of a circular curve to the right having a radius of 1743.46 feet and whose long chord bears North 58 degrees 35 minutes 54 seconds West a distance of 259.66 feet;
THENCE northwesterly, continuing along the north right of way line of International Parkway, and along said curve through a central angle of 8 degrees 32 minutes 28 seconds, an arc distance of 259.90 feet to a 1/2-inch iron rod with cap set for the southwest corner of said Lot 1 of Block 1;
THENCE North 35 degrees 40 minutes 20 seconds East, departing said north right of way line of International Parkway and along the west line of said Lot 1 of Block 1, a distance of 99.24 feet to a 1/2- inch iron rod with cap set at an angle point in the west line of said Lot 1 of Block 1; THENCE North 01 degrees 38 minutes 21 seconds East along the west line of said Lot 1 of Block I a distance of 12.13 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE North 88 degrees 21 minutes 39 seconds West departing from said Lot 1, Block 1 west line a distance of 12.00 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE North 01 degrees 38 minutes 21 seconds East a distance of 22.00 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE South 88 degrees 21 minutes 39 seconds East a distance of 12.00 feet to a 1/2-inch iron rod with cap set on the west line of said Lot 1 of Block 1;
THENCE North 01 degrees 38 minutes 21 seconds East along the west line of said Lot 1 of Block 1 a distance of 12.00 feet to a 1/2-inch iron rod with cap set at the most westerly northwest corner of said Lot 1 of Block 1;
THENCE South 88 degrees 21 minutes 39 seconds East along the most westerly north line of said Lot I of Block 1 a distance 32.00 feet to a 1/2-inch iron rod with cap set for a corner;
THENCE North 01 degrees 38 minutes 21 seconds East departing from said westerly north line of Lot 1 of Block 1 a distance of 32.00 feet to a 1/2-inch iron rod with cap set for a corner;

THENCE South 88 degrees 21 minutes 39 seconds East a distance of 341.15 feet to set AX@ cut for corner;
THENCE North 01 degrees 38 minutes 21 seconds East a distance of 115.02 feet to a set AX@ cut for corner
THENCE South 88 degrees 21 minutes 39 seconds East a distance of 32.00 feet to a set AX@ cut for corner at the most northerly northwest corner of said Lot 1 of Block 1;
THENCE South 88 degrees 21 minutes 39 seconds East along the most easterly north line of said Lot 1 of Block 1 a distance of 505.07 feet to the POINT OF BEGINNING and containing 421,299 square feet or 9.672 acres of land more or less.

EXHIBIT “C”
February 23, 1999
Mr. James J. Struble, SIOR and
Ms. Myra Maher-Martin
Joe Foster Company
5400 LBJ Fwy., Suite 900
Dallas, TX 75240
Dear Mr. Struble and Ms. Maher-Martin:
We are pleased to authorize Joe Foster Company to represent us as our exclusive agent in connection with our search for suitable office space in the greater Dallas market area, including lease, purchase and/or build-to-suit. This authorization includes representation of our company, notwithstanding prior contact by any member of our firm with any landlords, owners or agents, except for the property we are currently occupying at 2395 Midway Road, Building E, Carrollton, TX 75006.
We understand that even though Joe Foster Company will be representing us as our agent and not as the agent of any prospective landlord, Joe Foster Company will arrange for the landlord to pay a brokerage commission as a result of any lease, tenancy, purchase agreement, or combination thereof into which we enter. We will support your efforts in this regard.
This agency is effective until a new lease, build-to-suit, or purchase is consummated unless earlier terminated in writing by either party or until July 1, 1999, whichever comes first.*
We also acknowledge that you have advised us that before entering into any lease, build-to-suit, or finalizing any purchase, we should have the abstract covering the real estate, which is the subject, examined by an attorney of our own selection or should be furnished with or obtain a policy of title insurance.
Please execute this letter agreement in the space provided below to indicate the intention of Joe Foster Company to undertake this representation.

Sincerely,		AGREED TO ON THIS 23rd DAY OF FEBRUARY, 1999

By	/s/ Robert H. Dilworth	By	/s/ James J. Struble

Name:	Robert H. Dilworth	Name:	James J. Struble, SIOR

		By:	/s/ Myra Maher-Martin

		Name:	Myra Maher-Martin

*	This agency is extended until December 31, 1999 or until all occupancy requirements of the new lease are met, whichever comes later. Approved /s/ Signature Illegible

EXHIBIT M
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     THIS AGREEMENT made this ___day of                     , 1999, between GUARANTY FEDERAL BANK, F.S.B., a federal savings bank (hereinafter called “Lender’) and REALPAGE, INC., a Texas corporation (hereinafter called “Tenant”) and CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership (hereinafter called “Landlord”).
W I T N E S S E T H T H A T:
     WHEREAS, Lender is the owner and holder of a Deed of Trust, Mortgage and Security Agreement (hereinafter called the “Security Instrument”), dated October 14, 1998, recorded in Clerk’s File No. 98-R0093875 of the Real Property Records in Denton County, Texas, covering the real property described in Exhibit A and the buildings and improvements thereon (hereinafter collectively called the “Mortgaged Premises”) securing the payment of a promissory note in the stated principal amount of $14,781,708, payable to the order of Lender;
     WHEREAS, Tenant is the tenant under Lease Agreement (hereinafter called the “Lease”) dated                      , by and between Landlord and Tenant, covering certain property (hereinafter called the “Demised Premises”) consisting of a part of the Mortgaged Premises; and
     WHEREAS, Tenant, Landlord and Lender desire to confirm their understanding with respect to the Lease and the Security Instrument;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender, Landlord and Tenant hereby agree and covenant as follows:
     1. Subordination. The Lease now is, and shall at all times and for all purposes continue to be, subject and subordinate, in each and every respect, to the Security Instrument, with the provisions of the Security Instrument controlling in all respects over the provisions of the Lease, it being understood and agreed that the foregoing subordination shall apply to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Security Instrument, provided that any and all such increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations shall nevertheless be subject to the terms of this Agreement.
     2. Non-Disturbance. So long as (i) Tenant is not in default (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the other terms, covenants or conditions of the Lease on Tenant’s part to be performed, (ii) the Lease is in full force and effect, and (iii) Tenant attorns to Lender or a purchaser of the Mortgaged Premises as provided in Paragraph 3, then (a) Tenant’s possession, occupancy, use and quiet enjoyment of the Demised Premises under the Lease, or any extensions or renewals thereof or acquisition of additional space which may be effected in accordance with any option therefor in the

Lease, shall not be terminated, disturbed, diminished or interfered with by Lender in the exercise of any of its rights under the Security Instrument, and (b) Lender will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Security Instrument.
     3. Attornment. if Lender shall become the owner of the Mortgaged Premises or the Mortgaged Premises shall be sold by reason of non-judicial or judicial foreclosure or other proceedings brought to enforce the Security Instrument or the Mortgaged Premises shall be conveyed by deed in lieu of foreclosure, the Lease shall continue in full force and effect as a direct Lease between Lender or other purchaser of the Mortgaged Premises, who shall succeed to the rights and duties of Landlord, and Tenant. In such event, Tenant shall attorn to Lender or such purchaser, as the case may be, upon any such occurrence and shall recognize Lender or such purchaser, as the case may be, as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of any holder(s) of any of the indebtedness or other obligations secured by the Security Instrument or any such purchaser, any instrument or certificate which, in the sole reasonable judgment of the requesting party, is necessary or appropriate, in connection with any such foreclosure or deed in lieu of foreclosure or otherwise, to evidence such attornment, which instrument or certificate shall be in form and content reasonably acceptable to Tenant. Tenant hereby waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder as a result of any such foreclosure or deed in lieu of foreclosure.
     4. Obligations and Remedies. If Lender shall become the owner of the Mortgaged Premises or the Mortgaged Premises shall be sold by reason of non judicial or judicial foreclosure or other proceedings brought to enforce the Security Instrument or the Mortgaged Premises shall be conveyed by deed in lieu of foreclosure, Lender or other purchaser of the Mortgaged Premises, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the other terms, covenants and conditions of the Lease on Tenant’s part to be performed that Landlord had or would have had if Lender or such purchaser had not succeeded to the interest of Landlord. Upon attornment by Tenant as provided herein, Lender or such purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease and Tenant shall have the same remedies against Lender or such purchaser for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if Lender or such purchaser had not succeeded to the interest of Landlord; provided, however, that Lender or such purchaser shall not be liable or bound to Tenant:
     (a) for any act or omission of any prior landlord (including Landlord); or
     (b) for any offsets or defenses which the Tenant might be entitled to assert against Landlord; or

     (c) for or by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or
     (d) by any amendment or modification of the Lease made without Lender’s consent that (i) results in a reduction or rent or other sums due and payable pursuant to the Lease (ii) modifies any operating covenant of Tenant in the Lease, (iii) reduces the term of the Lease, (iv) terminates the Lease, (v) modifies the terms of the Lease regarding surrendering possession of the Demised Premises, (vi) provides for payment of rent more than one month in advance, (vii) modifies the permitted uses under the Lease or (viii) modifies the provisions regarding Tenant’s obligation to comply with all laws (including environmental laws) or (ix) materially increases Landlord’s obligations under the Lease; or
     (e) for any security deposit, rental deposit or similar deposit given by Tenant to a prior landlord (including Landlord) unless such deposit is actually paid over to Lender or such purchaser by the prior landlord; or
     (f) for any portion of the Construction Allowance (as such term is defined in the Lease) previously disbursed to Landlord by Lender pursuant to the Construction Loan Agreement executed by and between Landlord and Lender; or
     (g) for the construction of any improvements required of Landlord under the Lease in the event Lender or such purchaser acquires title to the Mortgaged Premises prior to full completion and acceptance by Tenant of improvements required under the Lease; provided, however, such lack of liability on the part of Lender or such purchaser pursuant to this subparagraph shall not affect Tenant’s rights of self-help and offset or termination described in the Lease in the event of such failure to complete such improvements as long as Tenant has provided all applicable notices and cure periods as required under the Lease and this Agreement; or
     (h) for the payment of any leasing commissions or other expenses for which any prior landlord (including Landlord) incurred the obligation to pay; or
     (i) by any provision of the Lease restricting use of other properties owned by Lender, as landlord; or
     (j) by any notice given by Tenant to a prior landlord (including Landlord) unless a copy thereof was also then given to Lender.
     The person or entity to whom Tenant attorns shall be liable to Tenant under the Lease only for matters arising during such person’s or entity’s period of ownership.
     5. No Abridgment. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the other terms, covenants or conditions of the Lease on Tenant’s part to be performed.
     6. Notices of Default to Lender. Tenant agrees to give Lender a copy of any default notice sent by Tenant under the Lease to Landlord.
     7. Representations by Tenant. Tenant represents and warrants to Lender that Tenant has validly executed the Lease; the Lease is valid, binding and enforceable and is in full force and effect in accordance with its terms; the Lease has not been amended except as stated herein; no rent under the Lease has been paid more than thirty (30) days in advance of its due date; there are no defaults existing under the Lease; and Tenant, as of this date, has no charge, lien, counterclaim or claim of offset under the Lease, or otherwise, against the rents or other charges due or to become due under the Lease.
     8. Rent Payment. If Lender shall become the owner of the Mortgaged Premises or the Mortgaged Premises shall be sold by reason of non-judicial or judicial foreclosure or other proceedings brought to enforce the Security Instrument or the Mortgaged Premises shall be conveyed by deed in lieu of foreclosure, Tenant agrees to pay all rents directly to Lender or other purchaser of the Mortgaged Premises, as the case may be, in accordance with the Lease immediately upon notice of Lender or such purchaser, as the case may be, succeeding to Landlord’s interest under the Lease. Tenant further agrees to pay all rents directly to Lender immediately upon notice that Lender is exercising its rights to such rents under the Security Instrument or any other loan documents (including but not limited to any Assignment of Leases and Rents) following a default by Landlord or other applicable party. Tenant shall be under no obligation to ascertain whether a default by Landlord has occurred under the Security Instrument or any other loan documents. Landlord waives any right, claim or demand it may now or hereafter have against Tenant by reason of such direct payment to Lender and agrees that such direct payment to Lender shall discharge all obligations of Tenant to make such payment to Landlord.
     9. Notice of Security Instrument. To the extent that the Lease shall entitle Tenant to notice of any deed of trust or security agreement, this Agreement shall constitute such notice to the Tenant with respect to the Security Instrument and to any and all other deeds of trust and security agreements which may hereafter be subject to the terms of this Agreement.
     10. Landlord Defaults. Tenant agrees with Lender that effective as of the date of this Agreement: (i) Tenant shall not take any steps to terminate the Lease for any default by Landlord or any succeeding owner of the Mortgaged Premises until after giving Lender written notice of such default, stating the nature of the default and giving Lender thirty (30) days from receipt of such notice to effect cure of the same, or if cure cannot be effected within said thirty (30) days due to the nature of the default, Lender shall have a reasonable time to cure provided that it commences cure within said thirty (30) day period of time and diligently carries such cure to completion; and (ii) notice to Landlord under the Lease (oral or written) shall not constitute notice to Lender.
     11. Liability of Lender. If Lender shall become the owner of the Mortgaged Premises or the Mortgaged Premises shall be sold by reason of foreclosure or other proceedings brought to enforce the Security Instrument or the Mortgaged Premises shall be conveyed by deed in lieu of foreclosure, Tenant agrees that, notwithstanding anything to the contrary contained in the Lease, after such foreclosure sale or conveyance by deed in lieu of foreclosure, Lender shall have no personal liability to Tenant under the Lease and Tenant shall look solely to the estate and property of Landlord in the Mortgaged Premises, to the net proceeds of sale thereof or the rentals received therefrom, for the satisfaction of Tenant’s remedies for the collection of a judgment or other judicial process requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of the Lease to be observed or performed by Landlord and any other obligation of Landlord created by or under the Lease, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies. Further, in the event of any transfer by Lender of Landlord’s interest in the Lease, Lender (and in the case of any subsequent transfers or conveyances, the then assignor), including each of its partners, officers, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be automatically freed and released, from and after the date of such transfer or conveyance, of all liability for the performance of any covenants and agreements which accrue subsequent to the date of such transfer of Landlord’s interest.
     12. Notice. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, or (d) telegram or telex, addressed as follows:

To Lender:	Guaranty Federal Bank, F.S.B. 8333 Douglas Avenue Dallas, Texas 75225 Attention: Commercial Real Estate

To Tenant:	RealPage, Inc. 4000 International Parkway, Suite 1000 Carrollton, Texas 75006 Attention: Steve Winn
or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram or telex, upon receipt.
     13. No Amendment, Assignment or Subletting of Lease. Lender and Tenant agree that Tenant’s interest in and obligations under the Lease shall not be altered or modified without the prior written consent of Lender. Lender and Tenant also agree that Tenant shall neither assign the Lease or allow it to be assigned in any manner nor sublet the Demised Premises or any part thereof without the prior written consent of Lender in any situation where Landlord’s consent to any such action is required under the Lease.

     14. No Amendment or Termination of Lease. Lender and Tenant agree that Tenant’s interest in and obligations under the Lease shall not be altered or modified without the prior written consent of Lender, nor shall Landlord and Tenant enter into a consensual termination of the Lease without the prior written consent of Lender.
     15. Modification. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.
     16. Successor Lender. The term “Lender” as used throughout this Agreement includes any successor or assign of Lender, any affiliate of Lender acquiring the Mortgaged Property at foreclosure or by deed-in-lieu of foreclosure, and any holder(s) of any interest in the indebtedness secured by the Security Instrument.
     17. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Mortgaged Premises, and their respective successors and assigns.
     18. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof
     19. Gender and Number. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural and words in the plural number shall be held and construed to include the singular, unless the context otherwise requires.
     20. Applicable Law. This Agreement and the rights and duties of the parties hereunder shall be governed by all purposes by the law of the state where the Mortgaged Premises is located and the law of the United States applicable to transactions within such state.
     21. Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute but one and the same instrument, with the same effect as if all parties to this Agreement had signed the same signature page.

     IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the day and year first above written.

LENDER:

GUARANTY FEDERAL BANK, F.S.B., a federal savings bank

By:

Name:

Title:

TENANT:

REALPAGE, INC.

By:

Name:

Title:

LANDLORD:

CB PARKWAY BUSINESS CENTER V, LTD. By: 15BCO, Inc., its sole General Partner

By:

Name:	Barbara A. Erhart
Title:	Vice President

THE STATE OF TEXAS	)
)
COUNTY OF DALLAS	)
     This instrument was acknowledged before me on                     , 199___, by                      of GUARANTY FEDERAL BANK, F.S.B., a federal savings bank, on behalf of said federal savings bank

Notary Public, State of Texas

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My Commission Expires:

THE STATE OF	)
)
COUNTY OF	)
     This instrument was acknowledged before me on                     , 199___, by                     , of REALPAGE, INC., a Texas corporation, on behalf of said corporation.

Notary Public, State of

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My Commission Expires:

THE STATE OF TEXAS	)
)
COUNTY OF DALLAS	)
     This instrument was acknowledged before me on                     , 199___, by Barbara A. Erhart, Vice President of 15BCO, Inc., a Texas corporation, in its capacity as General Partner of CB PARKWAY BUSINESS CENTER V, LTD., a Texas limited partnership, on behalf of said limited partnership.

Notary Public, State of

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CONSENT OF GUARANTOR
     Stephen T. Winn, as the Guarantor of Tenant’s obligations under the Lease, joins in the execution hereof to evidence his consent to the provisions above and his agreement that, so long as Tenant shall be required to attorn to Lender or any other party pursuant to the provisions above, the Guaranty of the Lease shall survive and continue in favor of the party to whom Tenant must attorn.

Steven T. Winn, Guarantor

THE STATE OF	)
)
COUNTY OF	)
     This instrument was acknowledged before me on                     , 199___, by STEPHEN T. WINN, who, being by me first duly sworn, declared that he is the person who signed the foregoing document and the statements therein contained are true.

Notary Public, State of

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My Commission Expires: